UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

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☐	Soliciting Material Pursuant to § 240.14a-12

AMYRIS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY

April ___, 2013

Dear Amyris stockholder:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders to be held on Thursday, May 9, 2013 at 3:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect Class III directors, approve an amendment to our certificate of incorporation to increase our authorized shares, and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, by telephone, or by mailing a completed proxy card or voter instruction form. Voting by any of these methods will ensure that you are represented at the annual meeting.

On behalf of the Board of Directors, I want to thank you for your continued support of Amyris. We look forward to seeing you at the meeting.

John Melo

President and CEO

Emeryville, California

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PRELIMINARY COPY

AMYRIS, INC.

5885 Hollis Street, Suite 100

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2013

The 2013 Annual Meeting of Stockholders of Amyris, Inc. will be held on Thursday, May 9, 2013 at 3:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California for the following purposes:

1.	To elect the three Class III directors nominated by our Board of Directors (the “Board”) and named herein to serve on the Board for a three-year term.

2.	To approve an amendment to our certificate of incorporation to increase the number of total authorized shares from 105,000,000 to 205,000,000 and the number of authorized shares of common stock from 100,000,000 to 200,000,000.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

4.	To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the annual meeting is March 28, 2013. Only stockholders of record at the close of business on the record date may vote at the meeting or at any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review for any purpose relating to the meeting during our regular business hours at our headquarters in Emeryville, California for the ten days prior to the meeting.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Under recent regulatory changes, if you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to most proposals, including the election of directors and approval of the amendment to our certificate of incorporation. If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 9, 2013: the Proxy Statement and our 2012 Annual Report to Stockholders are available at http://www.allianceproxy.com/amyris/2013.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Loeb

SVP, General Counsel and Secretary

Emeryville, California

April ___, 2013

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PRELIMINARY COPY

AMYRIS, INC.

 PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amyris, Inc., a Delaware corporation (“Amyris” or the “company”), for our 2013 Annual Meeting of Stockholders to be held at 3:00 p.m. Pacific Time on Thursday, May 9, 2013, at our principal executive offices, and for any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about April 9, 2013 to stockholders entitled to vote at the annual meeting.

Information Regarding Solicitation and Voting

Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 450-0761. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse brokers, banks and other custodians, nominees and fiduciaries (“Intermediaries”) for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 9, 2013

The SEC’s “Notice and Access” rule provides that companies must include in their mailed proxy materials instructions as to how stockholders can access the company’s annual report and proxy statement and other soliciting materials online, a listing of matters to be considered at the relevant stockholder meeting, and instructions as to how shares can be voted. Since, based on timing considerations for the 2013 annual meeting, we are mailing full sets of proxy materials to our stockholders, as permitted by SEC proxy rules, we are including the information required by the Notice and Access rule in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and proxy card, and we are not distributing a separate Notice of Internet Availability of Proxy Materials.

The proxy materials, including this Proxy Statement and our annual report to stockholders, and a means to vote your shares are available at http://www.allianceproxy.com/amyris/2013. You will need to enter the 12-digit control number located on the proxy card accompanying this Proxy Statement in order to view the materials and vote.

Questions and Answers

Who can vote at the meeting?

The Board set March 28, 2013 as the record date for the meeting. If you owned shares of our common stock as of the close of business on March 28, 2013, you may attend and vote your shares at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of March 28, 2013, there were _______________ shares of our common stock outstanding and entitled to vote.

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 What is the quorum requirement for the meeting?

The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or represented by proxy at the meeting in order for there to be a quorum, which is required to hold the meeting and conduct business. If there is no quorum, the holders of a majority of the shares present at the meeting may adjourn the meeting to another date.

You will be counted as present at the meeting if you are present and entitled to vote in person at the meeting or you have properly submitted a proxy card or voter instruction form, or voted by telephone or over the Internet. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.

As of the record date of March 28, 2013, there were ___________ shares of our common stock outstanding and entitled to vote, which means that holders of ______________ shares of our common stock must be present in person or by proxy for there to be a quorum.

What proposals will be voted on at the meeting?

There are three proposals scheduled to be voted on at the meeting:

•	Election of the three Class III directors nominated by the Board and named herein to serve on the Board for a three-year term.

•	Approval of an amendment to our certificate of incorporation to increase the number of total authorized shares from 105,000,000 to 205,000,000 and the number of authorized shares of common stock from 100,000,000 to 200,000,000.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

We will also consider any other business that properly comes before the meeting. As of the date of this Proxy Statement, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction form will vote the shares they represent using their best judgment.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the director nominees named in this Proxy Statement;

•	FOR the proposed amendment to our certificate of incorporation; and

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

How do I vote my shares in person at the meeting?

If your shares of Amyris common stock are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting.

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If your shares are held in a brokerage account or by another Intermediary, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the Intermediary that is the record holder of the shares, giving you the right to vote the shares at the meeting. The meeting will be held on Thursday, May 9, 2013 at 3:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the Internet, by telephone or by mail.

•	Voting by Internet or telephone. You may submit your proxy over the Internet or by telephone by following the instructions for Internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.

•	Voting by mail. You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other Intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you either indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under stock market rules, the organization that holds your shares may generally vote at its discretion only on routine matters and cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposals 1 and 3, assuming that a quorum is obtained, and will have the effect of a vote against Proposal 2.

Which proposals are considered “routine” and which are considered “non-routine”?

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 (Proposal 3) is considered routine under applicable rules. The election of directors (Proposal 1) and approval of the proposed amendment to our certificate of incorporation (Proposal 2) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect there to be broker non-votes on Proposals 1 and 2.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Withhold” votes and any broker non-votes in the election of directors. With respect to the other proposals, the inspector of election will separately count “For” and “Against” votes, abstentions and any broker non-votes. Abstentions will be counted toward the vote totals for these proposals and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote totals for these proposals and will not count for or against the proposals.

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What is the vote required to approve each of the Board’s proposals?

•	Proposal 1 – Election of the Board’s three nominees for director. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•	Proposal 2–Approval of an amendment to our certificate of incorporation to increase the number of total authorized shares from 105,000,000 to 205,000,000 and the number of authorized shares of common stock from 100,000,000 to 200,000,000. The proposal must receive a “For” vote from the holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, irrespective of the number of votes cast on the proposal at the meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for this proposal.

•	Proposal 3- Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal.

How can I revoke my proxy and change my vote after I return my proxy card?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by using the Internet or voting by telephone (either of which must be completed by 12:00 noon Central Time on May 8, 2013 - your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request that your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

How can I find out the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which we expect to file with the SEC within four business days after the meeting. If final voting results are not available within four business days after the meeting, we intend to file a current report on Form 8-K reporting the preliminary voting results within that period, and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

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Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our cash position and ability to fund our operations, our limited operating history and lack of revenues generated from the sale of our renewable products; our inability to decrease production costs to enable sales of our products at competitive prices; delays in production and commercialization of products due to technical, operational, cost and counterparty challenges; challenges in developing customer base in markets with established and sophisticated competitors; currency exchange rate and commodity price fluctuations; changes in regulatory schemes governing genetically modified organisms and renewable fuels and chemicals, and other risks detailed from time to time in filings we make with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

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Proposal 1-
Election of Directors

General

Under our certificate of incorporation and bylaws, the number of authorized Amyris directors has been fixed at 11, and the Board is divided into three classes with staggered three-year terms:

•	Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2014;

•	Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2015;

•	Class III directors, whose initial term expires at this annual meeting and who are nominated for re-election.

In accordance with the certificate of incorporation, the Board has assigned each member of the Board to one of the three classes, with the number of directors in each class divided as nearly equally as reasonably possible. As of the date of this Proxy Statement, there are four Class I seats, four Class II seats, and three Class III seats constituting the 11 seats on the Board.

Stockholders are being asked to vote for the three Class III nominees listed below to serve until our 2016 Annual Meeting of Stockholders and until each such director’s successor has been elected and qualified, or each such director’s earlier death, resignation or removal. The nominees are current directors of Amyris. Two of the three (Mr. Doerr and Dr. Levinson) were appointed by the unanimous written consent of the Board in connection with our 2010 reincorporation in Delaware and in preparation for our initial public offering, and served on the board of directors of our California corporation predecessor. Mr. Boisseau was appointed by the unanimous written consent of the Board in November 2010 and was designated by Total Gas & Power USA, SAS (“Total G&P”), an affiliate of Total S.A. (Mr. Boisseau’s employer), to serve on the Board under an agreement between Amyris and Total G&P described in more detail below.

Vote Required and Board Recommendation

Directors are elected by a plurality of the votes properly cast in person or by proxy. This means that the three Class III nominees receiving the highest number of affirmative (i.e., “For”) votes will be elected. At the annual meeting, proxies cannot be voted for a greater number of persons than the three nominees named in this Proposal 1 and stockholders cannot cumulate votes in the election of directors. Shares represented by executed proxies will be voted by the proxy holders, if authority to do so is not withheld for any or all of the nominees, “For” the election of the three nominees named below. If any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.

The Board recommends a vote “FOR” each nominee.

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Business Experience and Qualifications of Directors

The following tables and biographies set forth information as of March 15, 2013 for each nominee for election at the annual meeting and for each director of Amyris whose term of office will continue after the annual meeting:

Nominees for Election as Class III Directors for a Term Expiring in 2016
Name	Age	Amyris Offices and Positions
Philippe Boisseau	51	Director
John Doerr	61	Director, Member of Nominating and Governance Committee and Leadership Development and Compensation Committee
Arthur Levinson, Ph.D.	62	Chairman of the Board

Philippe Boisseau has been a member of the Board since November 2010. Mr. Boisseau is the President of the Marketing & Services and New Energies divisions of Total S.A. (a French oil and gas company) and has served as a member of the Executive Committee of Total S.A. since January 2012. Previously, Mr. Boisseau served as President of the Gas & Power division of Total from February 2007 to December 2011. He also previously served as a member of Total’s Management Committee since January 2005. He served as President, Middle East of Total’s Exploration & Production division between 2002 and February 2007 and, before that, as General Manager of Total Austral in Argentina from 1999 to 2002. From 1995 to 1999, he worked in several management positions within the Refining and Marketing division in the U.S. and France. At the beginning of his career, he served in various positions within French government ministries He graduated from the leading French engineering school, Ecole Polytechnique, and also has a DEA (master’s degree) in particle physics from the Ecole Normale Supérieure. Mr. Boisseau’s knowledge and experience in the development of alternative energy businesses and their interface with and integration into the traditional energy industry enables him to make a strategic contribution to the Board and provide guidance to the management team in these domains.

John Doerr has been a member of the Board since May 2006. Mr. Doerr has been a Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Mr. Doerr currently serves on the board of directors of Google Inc., as well as on the boards of directors of several private companies. In the past five years, Mr. Doerr has also served on the boards of directors of Amazon.com, Inc. and Move, Inc. (formerly Homestore.com, Inc.). Mr. Doerr holds a Bachelor of Science and a Master of Science in Electrical Engineering and Computer Science degrees from Rice University and a Master of Business Administration degree from Harvard University. Mr. Doerr’s global business leadership as general partner of Kleiner Perkins Caufield & Byers, as well as his outside board experience as director of several public companies, enables him to provide valuable insight and guidance to our management team and the Board.

Dr. Arthur Levinson has been a member of the Board since April 2010 and has served as Chairman of the Board since May 2012. Dr. Levinson served as Lead Independent Director from March 2011 to May 2012. Dr. Levinson has been an advisor to the Research and Early Development Center and a member of the Scientific Resource Board of Genentech, Inc., a biotechnology company, since May 2009. Previously, he served as Chief Executive Officer of Genentech, Inc. from 1995 to April 2009. Dr. Levinson has served as Chairman of the board of directors of Genentech, Inc. since 1999, and also as Chairman of the boards of directors of Apple, Inc. since November 2011 (and as a member since 2000). He also served as a member of the boards of directors at Hoffman La Roche, Inc. since March 2010 and NGM Biopharmaceutical, Inc. since October 2009. Dr. Levinson previously served on the board of directors of Google Inc. from 2004 to October 2009. Dr. Levinson has also been a member of the U.S. Department of Commerce Innovation Advisory Board since May 2011. He holds a Bachelor of Arts degree from the University of Washington, Seattle and a Doctor of Philosophy degree in Biochemical Sciences from Princeton University. Dr. Levinson’s experience with the biotechnology industry enables him to provide insight and guidance to our management team and the Board.

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Incumbent Class I Directors with a Term Expiring in 2014
Name	Age	Amyris Offices and Positions
Geoffrey Duyk, M.D., Ph.D.	53	Director, Member of Audit Committee
Carole Piwnica	55	Director, Chair of Nominating and Governance Committee and Member of Leadership Development and Compensation Committee
Fernando de Castro Reinach, Ph.D.	56	Director
HH Sheikh Abdullah bin Khalifa Al Thani	53	Director

Dr. Geoffrey Duyk has been a member of the Board since May 2012. Dr. Duyk previously served on the Board from May 2006 to May 2011. Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. Previously, he served on the board of directors and was President of Research and Development at Exelixis, Inc., a biopharmaceutical company focusing on drug discovery, from 1996 to 2003. Prior to Exelixis, Dr. Duyk was Vice President of Genomics and one of the founding scientific staff at Millennium Pharmaceuticals, from 1993 to 1996. Before that, Dr. Duyk was an Assistant Professor at Harvard Medical School in the Department of Genetics and Assistant Investigator of the Howard Hughes Medical Institute. Dr. Duyk currently serves on the boards of directors of several private companies and the non-profit Wesleyan University Board of Trustees. He served on the board of directors of Agria Corporation from August 2007 to May 2009, Cardiovascular Systems, Inc. (formerly Replidyne, Inc.) from 2004 to February 2009, and Exelixis, Inc. from 1996 to 2003. Dr. Duyk holds a Bachelor of Arts degree in Biology from Wesleyan University and Doctor of Philosophy and Medicine degrees from Case Western Reserve University. Mr. Duyk’s experience with the biotechnology industry enables him to provide insight and guidance to our management team and Board.

Carole Piwnica has been a member of the Board since September 2009. Ms. Piwnica has been Director of NAXOS UK, a consulting firm advising private equity, since January 2008. Previously, Ms. Piwnica served as a director, from 1996 to July 2006, and Vice-Chairman of Governmental Affairs, from 2000 to 2006, of Tate & Lyle Plc, a European food and agricultural ingredients company. She was a chairman of Amylum Group, a European food ingredient company and subsidiary of Tate & Lyle Plc, from 1996 to 2000. Ms. Piwnica was a member of the board of directors of Aviva plc, a British insurance company, from May 2003 to December 2011, a member of the Biotech Advisory Council of Monsanto from May 2006 to October 2009, a member of the board of directors of Dairy Crest from 2007 until 2010, and a member of the board of directors of Toepfer Gmbh from 1996 until 2010. In 2010, she was appointed as a member of the boards of Louis Delhaize (retail, Belgium), Eutelsat (satellites, France) and Sanofi (pharmaceuticals, France). Ms. Piwnica holds a Law degree from the Université Libre de Bruxelles and a Master of Laws degree from New York University. She has also been a member of the bar associations of the state of New York, USA and of Paris, France, since 1985 and 1988, respectively. Based on her multinational corporate leadership experience and extensive legal and corporate governance experience, Ms. Piwnica contributes guidance to the management team and the Board in leadership of multinational agricultural processing businesses and on legal and corporate governance obligations and best practices.

Dr. Fernando de Castro Reinach has been a member of the Board since September 2008. Dr. Reinach has been a managing partner of Pitanga Fund, a venture capital fund based in Brazil, since May 2011 and has served as a consultant to Votorantim Novos Negócios Ltda., the private equity arm of Votorantim Group, a large Brazilian industrial group, since June 2010. From 2001 to May 2010, Dr. Reinach was a General Partner at Votorantim Novos Negócios Ltda. Before joining Votorantim, he was involved in the creation of two companies, Genomic Engenharia Molecular Ltda., a molecular diagnostic laboratory, and .ComDominio S/A, a datacenter company. Dr. Reinach holds a Bachelor of Science degree in biology from the University of São Paulo and a Doctor of Philosophy degree in Cell and Molecular Biology from Cornell University Medical College. Dr. Reinach’s experience with Brazilian business practices enables him to provide important insight and guidance to our management team and Board and to assist management with establishing and developing operations in Brazil.

HH Sheikh Abdullah bin Khalifa AlThani (“HH”) has been a member of the Board since March 2012. HH has served as Special Advisor to the Emir since his appointment in April 2007, and was Prime Minister of Qatar from October 1996 to April 2007. HH has served as Chairman of the board of directors of Qatar Investment and Projects Development Holding Company, a Qatari investment group, since March 2011 and as Chairman of the board of directors of Specialized International Services (SIS) Qatar, a business investment company, since October 2011. HH graduated from the Royal Military Academy Sandhurst. HH brings the Board and our management team extensive experience in project development and investment, and his international stature and resources provide us with potential additional opportunities to build and finance our business.

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Incumbent Class II Directors with a Term Expiring in 2015
Name	Age	Amyris Offices and Positions
Ralph Alexander	57	Director, Chair of Leadership Development and Compensation Committee and Member of Audit Committee
Nam-Hai Chua, Ph.D.	68	Director
John Melo	47	Director, President and Chief Executive Officer
Patrick Pichette	50	Director, Chair of Audit Committee

Ralph Alexander has been a member of the Board since May 2007. Mr. Alexander has been a Managing Director at Riverstone Holdings, LLC, an energy and power-focused private equity firm, since September 2007. Previously, he served in various senior management positions with affiliates and subsidiaries of BP Plc (formerly British Petroleum), most recently as Chief Executive Officer of Innovene, BP’s olefins and derivatives subsidiary, from 2004 to December 2005, as Chief Executive Officer of BP’s Gas, Power and Renewables and Solar segment from 2001 to 2004, and as a Group Vice President in BP’s Exploration and Production segment and BP’s Refinery and Marketing segment. Mr. Alexander has served on the board of directors of Stein Mart, Inc. since August 2007. Mr. Alexander previously served on the boards of directors Anglo-American Plc from April 2005 to October 2007 and of Foster Wheeler from May 2006 to February 2007. He is currently chairman of the board of Polytechnic University. Mr. Alexander holds a Bachelor of Science degree and a Master of Science degree in Nuclear Engineering from Brooklyn Polytech (now Polytechnic Institute of New York University), and a Master of Science degree in Management Science from Stanford University. Mr. Alexander’s extensive experience with the energy industry generally and renewable fuels in particular enables him to provide important insight and guidance to our management team and Board.

Dr. Nam-Hai Chua has been a member of the Board since June 2012. Professor Chua has been Andrew W. Mellon Professor and Head of the Laboratory of Plant Molecular Biology at Rockefeller University since 1981. Previously, he served as Associate Professor (1977-1981), Assistant Professor (1971-1977), and Research Associate (1971-1973) at the same university. From 1969 to 1971, he served as Lecturer in the Department of Biochemistry of the Singapore Medical School. Professor Chua was a director of Delta and Pine Land (DLP) from 1993 until it was sold to Monsanto in 2007. He also served as a director of Arpida Ltd. (Muechenstein, Switzerland) from 2004 to 2008 and as chairman of its compensation committee from 2006 to 2008. He has been a director of Temasek Life Sciences Laboratory, Singapore, and chairman of its Strategic Research Program, since 2003, and was appointed Deputy Chairman, Management Board of Temasek Life Sciences Laboratory in October 2012. Professor Chua received his Bachelor of Science degree from the University of Singapore, and Master of Arts and Doctor of Philosophy degrees from Harvard University. Dr. Chua provides the Board with insight into the fundamental science behind our technology, including the molecular biology and genetics underlying our strain engineering efforts.

John Melo has served as our Chief Executive Officer and a director since January 2007 and as our President since June 2008. Before joining Amyris, Mr. Melo served in various senior management positions at BP Plc (formerly British Petroleum), one of the world’s largest energy firms, from 1997 to 2006, most recently as President of U.S. Fuels Operations from 2004 until December 2006, and previously as Chief Information Officer of the refining and marketing segment from 2001 to 2003, Senior Advisor for e-business strategy to Lord Browne, BP Chief Executive, from 2000 to 2001, and Director of Global Brand Development from 1999 to 2000. Before joining BP, Mr. Melo was with Ernst & Young, an accounting firm, from 1996 to 1997, and a member of the management teams of several startup companies, including Computer Aided Services, a management systems integration company, and Alldata Corporation, a provider of automobile repair software to the automotive service industry. Mr. Melo currently serves on the board of directors of each of U.S. Venture, Inc. and Renmatix, Inc., and also serves as Vice Chairman of the board of directors of the Bay Area Biosciences Association (BayBio). Mr. Melo is an appointed member to the U.S. section of the U.S.-Brazil CEO Forum. Mr. Melo’s experience as a senior executive at one of the world’s largest energy companies provides critical leadership in designing the fuels value chain, shaping strategic direction and business transactions, and in building teams to drive innovation.

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Patrick Pichette has been a member of the Board since March 2010. Mr. Pichette has been a Senior Vice President and the Chief Financial Officer of Google Inc., an internet search company, since August 2008. Previously, he served in various senior financial management positions at Bell Canada, a telecommunications firm, from 2001 to July 2008, most recently as President, Operations from 2004 to July 2008 and, from 2002 to 2003, as Chief Financial Officer. Mr. Pichette was a partner at McKinsey & Company, a consulting firm, from 1996 to 2000, and served as Vice President and Chief Financial Officer of Call-Net Enterprises, a Canadian telecommunications company, from 1994 to 1996. Mr. Pichette served on the board of directors of Alaska Communication Systems, Inc. from 2004 to August 2008 and Aliant Communications Systems Group, Inc. from 2006 to August 2008. He currently serves on the board of the non-profit organization, the Trudeau Foundation. Mr. Pichette holds a Bachelor of Arts degree in Business Administration from Université du Québec à Montréal and a Master of Arts degree in Philosophy, Politics and Economics from Oxford University, where he attended as a Rhodes Scholar. Mr. Pichette’s expertise in accounting, finance, international financial operations and management enables him to provide important insight and guidance to our management team and Board and to serve as a member of our Audit Committee.

Arrangements Concerning Selection of Directors

There are no arrangements between any of the nominees and any other party pursuant to which such nominee has been selected as a nominee for election at the annual meeting other than our arrangements with Total G&P regarding the nomination of Mr. Boisseau described below.

Mr. Doerr was appointed to the Board by Kleiner Perkins Caufield & Byers pursuant to a voting agreement as most recently amended and restated on June 21, 2010. As of the date of this Proxy Statement, notwithstanding the expiration of the voting agreement upon completion of our initial public offering in September 2010, Mr. Doerr continues to serve on the Board and we expect him to continue to serve as a director until his resignation or until his successoris duly elected by the holders of our common stock.

Mr. Boisseau was designated to serve on the Board by Total G&P under a letter agreement between Amyris and Total G&P. As of March 15, 2013, Total G&P beneficially owned 13,617,212 shares of our common stock, representing approximately 18.4% of our outstanding common stock. In June 2010, we issued Series D preferred stock to Total G&P that converted into shares of our common stockupon the completion of our initial public offering in September 2010. In connection with such equity investment, we agreed to appoint a person designated by Total G&P to serve as a member of the Board, and to use reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Total G&P to be re-nominated by the Board in the future. These membership rights terminate upon the earlier of Total G&P holding less than half of the shares of common stock issued upon conversion of the Series D preferred stock or a sale of Amyris.

HH was designated to serve on the Board by Biolding Investment SA (“Biolding”), an affiliate of HH, under a letter agreement (the “Letter Agreement”)we entered into in February 2012 in connection with a private placement of our common stock. In connection with such financing, we agreed to appoint one person designated by Biolding to serve as a member of the Board, and to use reasonable efforts consistent with the Board’s fiduciary duties, to cause the director designated by Biolding to be re-nominated by the Board in the future. These designation rights terminate upon a sale of Amyris or upon Biolding holding less than 2,595,155 shares of our common stock.

Under the Letter Agreement, we also agreed to appoint one person designated by each of Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar, and Maxwell (Mauritius) Pte Ltd (“Maxwell”), which were additional purchasers in the February 2012 common stock offering. Naxyris SA purchased 1,730,103 shares of our common stock and Maxwell purchased 2,595,155 shares our common stock in the offering. Naxyris SA designated Ms. Piwnica (who was already on the Board) to serve as the Naxyris SA representative on the Board, and Maxwell designated Dr. Chua to serves as the Maxwell representative on the Board. These designation rights terminate upon a sale of Amyris or, as applicable, Naxyris SA holding less than 1,730,103 shares of our common stock and Maxwell holding less than 2,595,155 shares of our common stock.

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Independence of Directors

Under the corporate governance rules of The NASDAQ Stock Market (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board and the Nominating and Governance Committee of the Board consult with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ rules. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Amyris, or he or she is an executive officer of any organization to which Amyris made, or from which the Amyris received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s gross revenues for that year, or $200,000, whichever is more (other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Mr. Melo is not deemed independent because he is an Amyris employee. The Board did not find Mr. Boisseau to be independent because he is an officer of Total S.A., an affiliate of Total G&P (with which we have a technology license, development, research and collaboration agreement that involved annual payments exceeding 5% of our yearly gross revenues and $200,000, as described in more detail later in this Proxy Statement under the caption “Transactions with Related Persons”).

The subjective test under the NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board was made in the context of the objective standards referenced above. In making independence determinations, the Board generally considers commercial, financial and professional services, and other transactions and relationships between Amyris and each director and his or her family members and affiliated entities. For each of the directors other than Messrs. Boisseau and Melo, the Board determined that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board considered certain relationships that did not exceed NASDAQ objective standards and determined that none of these relationships would interfere with the exercise of independent judgment by the director in carrying out his responsibilities as a director. The following is a description of these relationships:

•	Dr. Chua was designated to serve as our director by Maxwell. As of March 15, 2013, Maxwell beneficially owned 10,353,478 shares of our common stock, which represented approximately 14.0% of our outstanding common stock. Dr. Chua is a project director for the Temasek Life Sciences Institute (a subsidiary of Temasek, which is affiliated with Maxwell) and Deputy Chairman, Board of Directors, for the Temasek Life Sciences Laboratory. He is also Chief Scientific Advisor of Wilmar International Limited, a collaboration partner of the Company.

•	Mr. Doerr is a manager of the general partners of entities affiliated with KPCB Holdings, Inc. As of March 15, 2013, KPCB Holdings, Inc. as nominee for entities affiliated with Kleiner Perkins Caufield & Byers held 4,183,224 shares of our common stock, which represented approximately 5.7% of our outstanding common stock. In addition, as of March 15, 2013, Mr. Doerr beneficially owned 6,996,090 shares of our common stock (including 3,937,247 shares held by KPCB Holdings, Inc. as nominee, and 3,058,843 other shares beneficially owned by Mr. Doerr, including shares issued directly to Mr. Doerr and held by a trust and an investment entity under Mr. Doerr’s control), which represented approximately 9.5% of our outstanding common stock.

•	Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. As of March 15, 2013, TPG Biotechnology Partners II, L.P. beneficially owned 3,933,590 shares of our common stock, which represented approximately 5.3% of our outstanding common stock.

•	Ms. Piwnica was designated to serve as our director by Naxyris SA. As of March 15, 2013, Naxyris SA beneficially owned 5,077,601 shares of our common stock, which represented approximately 6.9% of our outstanding common stock.
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•	Dr. Reinach was an affiliate of the parent company of Lit Tele LLC during 2010 and continues to have a consulting relationship with such company. As of March 15, 2013, Lit Tele was the record owner of 1,463,793 shares of our common stock, representing approximately 2.0% of our outstanding common stock. Additionally, Dr. Reinach is the sole director of Sualk Capital Ltd, which purchased 170,397 shares of our common stock in private placement offerings during 2012.

•	HH indirectly owns and was designated to serve as our director by Biolding. As of March 15, 2013, Biolding beneficially owned 5,950,859 shares of our common stock, representing approximately 8.1% of our outstanding common stock. Biolding also purchased an additional 1,533,742 shares of our common stock on March 27, 2013.

Maxwell, Naxyris SA, TPG Biotechnology Partners II, L.P., entities affiliated with KPCB Holdings, Inc. and Lit Tele LLC, purchased shares of our predecessor’s preferred stock in a series of preferred stock financings completed during the period from May 2006 through January 2010, and such preferred stock converted to common stock on completion of our initial public offering.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, Amyris, our executive officers and our independent registered public accounting firm, the Board affirmatively determined that a majority of our Board is comprised of independent directors, and that the following directors are independent: Ralph Alexander, Nam-Hai Chua, John Doerr, Geoffrey Duyk, Arthur Levinson, Patrick Pichette, Carole Piwnica, Fernando de Castro Reinach and HH.

Board Leadership Structure

Our Board is composed of our Chief Executive Officer, John Melo, and ten non-management directors. Arthur Levinson, one of our independent directors, serves the principal Board leadership role as the Board’s Chairman. The Board does not have any policy that the Chair must necessarily be separate from the Chief Executive Officer, but the Board appointed Dr. Levinson as Chairman in May 2012; Dr. Levinson served as Lead Independent Director from March 2011 to May 2012. Dr. Levinson’s responsibilities as Chairman include providing input on Board agendas and working with management to develop agendas for meetings, calling special meetings of the Board, presiding at executive sessions of independent Board members, gathering input from Board members on Chief Executive Officer performance and providing feedback to the Chief Executive Officer, and gathering input from Board members after meetings and through an annual self-assessment process and communicating feedback to the Board and the Chief Executive Officer, as appropriate. The Board believes that having an independent Chair helps reinforce the Board’s independence from management in its oversight of our business and affairs. In addition, the Board believes that this structure helps to create an environment that is conducive to objective evaluation and oversight of management’s performance and related compensation, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and those of our stockholders. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. Accordingly, we believe our current Board leadership structure contributes to the effectiveness of the Board as a whole and, as a result, is the most appropriate structure for us at the present time.

Role of the Board in Risk Oversight

We consider risk as part of our regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of our management, which establishes and maintains risk management processes, including prioritization, action plans and mitigation measures, designed to balance the risk and benefit of opportunities and strategies. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board as a whole oversees our risk management systems and processes, as implemented by management and the Board’s committees. As part of its oversight role, the Board has adopted an enterprise risk management process that involves management discussions with and updates to members of the Audit Committee regarding enterprise risk prioritization and mitigation. In addition, the Board uses its committees to assist in its risk oversight function as follows:

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•	The Audit Committee has responsibility for overseeing our financial controls and risk and legal and regulatory matters.

•	The Leadership Development and Compensation Committee is responsible for oversight of risk associated with our compensation plans.

•	The Nominating and Governance Committee is responsible for oversight of Board processes and corporate governance related risks.

The Board receives regular reports from committee Chairs regarding the committees’ activities. In addition, discussions with the Board about our strategic plan and objectives, business results, financial condition, compensation programs, strategic transactions, and other business discussed with the Board, include a discussion of the risks associated with the particular item under consideration.

Meetings of the Board and Committees

During fiscal 2012, our Board had 14 meetings, and its three standing committees (the Audit Committee, Leadership Development and Compensation Committee, and Nominating and Governance Committee) collectively had 21 meetings. With the exceptions (as shown below) of Mr. Boisseau, Mr. Pichette and HH (who joined the Board in March 2012), each incumbent director attended at least 75% of the meetings (held during the period that such director served) of the Board and the committees on which such director served in fiscal 2012. Mr. Boisseau did not attend two meetings because the meetings were to address potential transactions with Total G&P; if he had been able to attend those meetings, he would have attended at least 75% of the Board meetings held during 2012. The Board’s policy is that directors are encouraged to attend our annual meetings of stockholders. One director attended our 2012 annual meeting of stockholders.

The following table provides membership and meeting information for the Board and its committees in fiscal 2012:

Member of the Board in Fiscal 2012	Board	Audit Committee	Leadership Development and Compensation Committee	Nominating and Governance Committee
Ralph Alexander	X	X	Chair
Philippe Boisseau(1)	X
Nam-Hai Chua, Ph.D.(2)	X
John Doerr	X		X	X
Geoffrey Duyk, M.D., Ph.D.(3)	X	X
Samir Kaul(4)	X	X	X
Arthur Levinson, Ph.D.(5)	X
John Melo	X
Patrick Pichette(6)	X	Chair	X
Carole Piwnica	X		X	Chair
Neil Renninger, Ph.D.(7)	X
Fernando de Castro Reinach, Ph.D.	X
HH Sheikh Abdullah bin Khalifa Al Thani(8)	X
Total meetings in fiscal 2012(9)	14	9	9	3

(1)	Mr. Boisseau attended 9 of 14 Board meetings held during the year.
(2)	Dr. Chua was appointed to the Board in June 2012.
(3)	Dr. Duyk was appointed to the Board and the Audit Committee in May 2012 concurrent with Mr. Kaul’s resignation.
(4)	Mr. Kaul resigned from the Board in May 2012.
(5)	Dr. Levinson was appointed as Chairman of the Board in May 2012 and, from March 2011 to May 2012, served as Lead Independent Director of the Board.
(6)	Mr. Pichette attended 9 of 14 Board meetings held during the year.
(7)	Dr. Renninger served as a director throughout 2012 and resigned from the Board in February 2013.
(8)	HH was appointed to the Board in March 2012 and attended two of 10 Board meetings held during the period in which he was serving as a director.
(9)	Includes one concurrent meeting of the Board and Leadership Development and Compensation Committee and one concurrent meeting of the Board and Nominating and Governance Committee.
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Committees of the Board

Our Board has established an Audit Committee, a Leadership Development and Compensation Committee, and a Nominating and Governance Committee, each as described below. Members serve on these committees until their resignations or until otherwise determined by the Board.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and assists the Board in fulfilling the Board’s oversight of our accounting and system of internal controls, the quality and integrity of our financial reports, and the retention, independence and performance of our independent registered public accounting firm.

Under NASDAQ rules, we must have an audit committee of at least three members, each of whom must be independent as defined under NASDAQ and SEC rules and regulations. Our Audit Committee is currently composed of three directors: Messrs. Alexander and Pichette and Dr. Duyk. Mr. Pichette is the Chair of the Audit Committee. The composition of the Audit Committee meets the requirements for independence under current NASDAQ and SEC rules and regulations. The Board has determined that each member of the Audit Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations), and is financially literate and able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Board has determined that Mr. Pichette is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) with employment experience in finance and accounting and other comparable experience that results in his financial sophistication. Being an “audit committee financial expert” does not impose on Mr. Pichette any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board. The Board has adopted a written charter for our Audit Committee that is posted at http://investors.amyris.com/governance.cfm on our company website.

The Audit Committee performs the following functions:

•	oversees our accounting and financial reporting processes and audits of our consolidated financial statements;

•	oversees our relationship with our independent auditors, including appointing and changing our independent auditors and ensuring their independence;

•	reviews and approves the audit and permissible non-audit services to be provided to us by our independent auditors;

•	facilitates communication among the independent auditors, our financial and senior management, and the Board; and

•	monitors the periodic reviews of the adequacy of our accounting and financial reporting processes and systems of internal control.

In addition, the Audit Committee generally reviews and approves any proposed transaction between Amyris and any related party, establishes procedures for receipt, retention and treatment of complaints received by Amyris regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of Amyris of concerns regarding questionable accounting or auditing matters (including administration of our Whistleblower Policy established by the Nominating and Governance Committee), and oversees the review of any complaints and submissions received through the complaint and anonymous reporting procedures.

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Leadership Development and Compensation Committee

Under NASDAQ rules, compensation of the executive officers of a company must be determined, or recommended to the Board for determination, either by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a compensation committee composed solely of independent directors. Amyris has established the Leadership Development and Compensation Committee for such matters, which is currently composed of three directors: Messrs. Alexander and Doerr and Ms. Piwnica. Mr. Alexander is the Chair of the Leadership Development and Compensation Committee. The Board has determined that each member of the Leadership Development and Compensation Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Leadership Development and Compensation Committee that is posted at http://investors.amyris.com/governance.cfm on our company website.

The purpose of the Leadership Development and Compensation Committee is to provide guidance and periodic monitoring for all of our compensation, benefit, perquisite and employee equity programs. The Leadership Development and Compensation Committee, through delegation from the Board, has principal responsibility to evaluate, recommend, approve and review executive officer and director compensation arrangements, plans, policies and programs maintained by Amyris and to administer our cash-based and equity-based compensation plans, and may also make recommendations to the Board regarding the Board’s remaining responsibilities relating to executive compensation. The Leadership Development and Compensation Committee discharges the responsibilities of the Board relating to compensation of our executive officers, and, among other things:

•	reviews and approves the compensation of our executive officers;

•	reviews and recommends to the Board the compensation of our directors;

•	reviews and approves the terms of any compensation agreements with our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to the Board with respect to incentive compensation and equity plans; and

•	establishes and reviews our overall compensation strategy.

The Leadership Development and Compensation Committee also reviews the Compensation Discussion and Analysis section of our annual report and proxy statement and recommends to the Board whether it be included in the proxy statement, and prepares a report of the committee for inclusion in the annual report and proxy statement for our annual meetings in accordance with SEC rules. The Leadership Development and Compensation Committee has authority to form and delegate authority to sub committees, as appropriate.

The Board has established a Management Committee for Employee Equity Awards, consisting of our Vice President, Human Resources and our Chief Executive Officer. This committee may grant stock awards to employees who are not officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 promulgated under the Exchange Act) of Amyris, provided that this committee is authorized to grant only stock awards that meet stock award grant guidelines approved by the Board or Leadership Development and Compensation Committee. These guidelines set forth, among other things, any limit imposed by the Board or Leadership Development and Compensation Committee on the total number of shares that may be subject to equity awards granted to employees by the Management Committee for Employee Equity Awards, and any requirements as to the size of an award based on the seniority of an employee or other factors.

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Under its charter, the Leadership Development and Compensation Committee, has the authority, at the expense of Amyris, to retain legal and other consultants, accountants, experts and advisors of its choice to assist the committee in connection with its functions. During the past fiscal year, the Leadership Development and Compensation Committee engaged Compensia, Inc. as its compensation consultant. (Compensia also served as the committee’s compensation consultant for 2011.) Compensia provided the following services during fiscal 2012 (or in connection with 2012 compensation):

•	reviewed and provided recommendations on composition of the peer group, and provided compensation data relating to executives at the selected peer group companies;

•	conducted a review of the total compensation arrangements for all executive officers of Amyris;

•	provided advice on executive officers’ compensation;

•	assisted with executive equity program design, including analysis of equity mix, aggregate share usage and target grant levels;

•	conducted a Board compensation review and provided recommendations to the Leadership Development and Compensation Committee and the Board regarding director pay structure;

•	updated the Leadership Development and Compensation Committee on emerging trends/best practices in the area of executive and board compensation; and

•	reviewed and provided input to management and the Leadership Development and Compensation Committee on the Compensation Discussion and Analysis section of this Proxy Statement.

Compensia (including its affiliates) did not perform any services for us or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, designing and implementing incentive plans, and providing information on industry and peer group pay practices, which services were provided directly to the Leadership Development and Compensation Committee. The committee approved all such services performed by Compensia during 2012 and determined in connection with such approvals that Compensia did not have any relationships with Amyris or any of its officers or directors (other than the approved compensation consulting services) or any conflicts of interest that would impair its independence.

The Human Resources, Finance and Legal departments of Amyris work with our Chief Executive Officer to design and develop new compensation programs applicable to executive officers and directors, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer compensation comparisons and other committee briefing materials, and to implement the decisions of the Leadership Development and Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with Compensia to convey information on proposals that management may make to the Leadership Development and Compensation Committee, as well as to allow Compensia to collect information about Amyris to develop its recommendations. In addition, our Chief Executive Officer conducts reviews of the performance and compensation of the other executive officers, and based on these reviews and input from Compensia, and our Human Resources, Finance and Legal departments, makes recommendations regarding executive compensation (other than his own) directly to the Leadership Development and Compensation Committee. None of our executive officers participated in the determinations or deliberations of the Leadership Development and Compensation Committee regarding the amount of any component of his or her own fiscal year 2012 compensation.

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Nominating and Governance Committee

Under NASDAQ rules, director nominees must be selected, or recommended for the Board’s selection, either by independent directors constituting a majority of the Board’s independent directors, or by a nominations committee composed solely of independent directors. Amyris has established the Nominating and Governance Committee for such matters, which is currently composed of two directors: Mr. Doerr and Ms. Piwnica. Ms. Piwnica is the Chair of the Nominating and Governance Committee. The Board has determined that each member of the Nominating and Governance Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Nominating and Governance Committee that is posted at http://investors.amyris.com/governance.cfm on our company website.

The purpose of the Nominating and Governance Committee is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and the company, and to assist the Board with respect to corporate governance matters, including:

•	identifying, considering and nominating candidates for membership on the Board;

•	developing, recommending and periodically reviewing corporate governance guidelines and policies for Amyris (including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistleblower Policy and Insider Trading Policy); and

•	advising the Board on corporate governance matters and Board performance matters, including recommendations regarding the structure and composition of the Board and Board committees.

The Nominating and Governance Committee also monitors the size, leadership and committee structure of the Board and makes any recommendations for changes to the Board, reviews our narrative disclosures in SEC filings regarding the director nomination process, Board leadership structure and risk oversight by the Board, considers and approves any requested waivers under our Code of Business Conduct and Ethics, reviews and makes recommendations to the Board regarding formal procedures for stockholder communications with members of the Board, reviews with the Chief Executive Officer and Board leadership the succession plans for senior management positions, and oversees an annual self-evaluation process for the Board.

Director Nomination Process. In carrying out its duties to consider and nominate candidates for membership on the Board, the Nominating and Governance Committee considers a mix of perspectives, qualities and skills that would contribute to the overall corporate goals and objectives of Amyris and to the effectiveness of the Board. The committee’s goal is to nominate directors who will provide a balance of industry, business and technical knowledge, experience and capability. To this end, the committee considers a variety of characteristics for director candidates, including demonstrated ability to exercise sound business judgment, relevant industry or business experience, understanding of and experience with issues and requirements facing public companies, excellence and a record of professional achievement in the candidate’s field, relevant technical knowledge or aptitude, having sufficient time and energy to devote to the affairs of Amyris, independence for purposes of compliance with NASDAQ and SEC rules and regulations as applicable, and commitment to rigorously represent the long-term interests of our stockholders. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the committee strives to nominate directors with a variety of complementary skills and experience so that, as a group, the Board will possess the appropriate talent, skills and experience to oversee our business.

The Nominating and Governance Committee generally uses the following processes for identifying and evaluating nominees for director:

•	In the case of incumbent directors, the committee reviews the director’s overall service to Amyris during such director’s term, including performance, effectiveness, participation and independence.

•	In seeking to identify new director candidates, the committee may use its network of contacts to compile a list of potential candidates and may also engage, if deemed appropriate, a professional search firm. The committee would conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee would then meet to discuss and consider the candidates’ qualifications and select nominees for recommendation to the Board by majority vote.
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The Nominating and Governance Committee will consider director candidates recommended by stockholders and will use the same criteria to evaluate all candidates. We have not received a recommendation for a director nominee for the 2013 annual meeting from a stockholder or stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: Chair of the Nominating and Corporate Governance Committee c/o Secretary of Amyris, Inc. at 5885 Hollis Street, Suite 100, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders, which for our 2014 annual meeting of stockholders is a deadline of December 10, 2013. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience and directorships for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Nominations. Stockholders who wish to nominate persons directly for election to the Board at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. As provided in our certificate of incorporation, subject to the rights of the holders of any series of preferred stock, any vacancy occurring in the Board can generally be filled only by the affirmative vote of a majority of the directors then in office. The director appointed to fill the vacancy will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified.

Stockholder Communications with Directors

The Board has established a process by which stockholders may communicate with the Board or any of its members, including the Chairman of the Board, or to the independent directors generally. Stockholders and other interested parties who wish to communicate with the Board or any of the directors may do so by sending written communications addressed to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. The Board has directed that all communications will be compiled by the Secretary and submitted to the Board or the selected group of directors or individual directors on a periodic basis. These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the Board. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the Audit Committee in accordance with the procedures described above that relate to accounting, internal accounting controls or auditing matters involving Amyris will be promptly and directly forwarded to all members of the Audit Committee.

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Proposal 2-
Approval of Amendment to Certificate of Incorporation to Increase Number of Authorized Shares

General

We are asking stockholders to approve an amendment to our certificate of incorporation to increase the number of total authorized shares from 105,000,000 to 205,000,000 and the number of authorized shares of common stock from 100,000,000 to 200,000,000.

The additional common stock will have rights identical to our currently outstanding common stock. The number of authorized shares of our preferred stock will not be affected by this amendment; it will be maintained at 5,000,000 shares. No shares of preferred stock have been issued, and we currently have no plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock.

The reason for the proposed amendment is to increase our financial flexibility. Our cash flow from operations has been, and continues to be, negative. We have reported in our recent quarterly and annual reports on Form 10-Q and 10-K that we need to raise additional cash. The Board may determine that the optimal manner for doing so is the sale of equity securities, instruments convertible into equity securities and/or options or rights to acquire equity securities. For example, in 2012, we engaged in five different financings involving the private placement of our common stock or convertible promissory notes.

Substantially all of our currently authorized common stock has either been issued, or is reserved for issuance under our equity incentive plans and upon conversion of outstanding convertible promissory notes. We do not currently have sufficient shares authorized to satisfy our future obligation with respect to shares underlying promissory notes that we have agreed to issue in the future to Total G&P if it elects to continue to proceed with our joint research and development and commercialization program (see “Transactions with Related Persons—Total Transactions”), to maintain a competitive equity compensation program during 2013 and beyond, to pursue appropriate equity financing opportunities if they arise, or to take certain other actions that the Board may determine are in our best interests and the best interests of our stockholders.

The Board believes it is desirable for us to have the flexibility to issue, without further stockholder action, additional shares of common stock in excess of the amount that is currently authorized. As is the case with the current authorized, unreserved, but unissued shares of common stock, the additional shares of common stock authorized by this proposed amendment could be issued upon approval by the Board without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies or, if the shares of common stock become listed, the rules of a stock exchange. Such shares would be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations, issuance in repayment of indebtedness and/or issuance pursuant to stock plans relating to options, stock appreciation rights, restricted stock, restricted stock units and other equity grants.

Article IV of our certificate of incorporation currently authorizes us to issue up to 105,000,000 shares of stock, with 100,000,000 designated as common stock and 5,000,000 designated as preferred stock. In March 2013, the Board approved the advisability of and adopted, subject to stockholder approval, an amendment to Article IV to increase the total authorized shares and the authorized shares of common stock as described above. This amendment to the certificate of incorporation requires approval of both the Board and our stockholders. Accordingly, we are seeking stockholder approval for the amendment by means of this Proxy Statement.

Vote Required and Board Recommendation

The proposal must receive a “For” vote from the holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, irrespective of the number of votes cast on the proposal at the meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

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The Board recommends a vote “FOR” this Proposal 2.

Purpose of Proposed Amendment

Our common stock consists of a single class, with equal voting, distribution, liquidation and other rights. As of March 15, 2013, of our 100,000,000 shares of authorized common stock, 73,876,289 shares were outstanding and 24,123,712 shares were reserved for issuance under our equity plans, outstanding convertible promissory notes and other outstanding rights to acquire common stock. Specifically, as of March 15, 2013, we had 13,732,234 shares reserved for issuance under our equity incentive plans, 21,087 shares reserved for issuance under outstanding warrants, and 10,370,391 shares reserved for issuance under outstanding convertible promissory notes. This left only approximately 2,000,000 shares of common stock that were authorized but not already reserved for issuance. On March 27, 2013, we sold an additional 1,533,742 shares of our common stock in a private placement. Furthermore, following approval of the amendment to our certificate of incorporation, we expect to reserve an additional 3,001,079 shares for issuance under our equity incentive plans to give us access to the full amount of an automatic annual increase to the shares available for issuance under our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan that occurred on January 1, 2013. We also expect to issue up to an additional $51.7 million in convertible promissory notes to Total G&P over approximately the next two years, which would require us to reserve additional shares for issuance under convertible promissory notes. The arrangements with Total G&P are described in more detail below in this Proxy Statement under the caption “Transactions with Related Persons—Total Transactions.”

The increase in authorized shares of common stock will allow us to meet our likely obligations with respect to issuance of convertible promissory notes. The securities purchase agreement we have with Total G&P requires them to purchase additional promissory notes if they elect to maintain their participation in our fuels collaboration. The funding from these issuances is critical to our operating plan for the coming years and to the development of a major component of our potential business. The increase will also allow us to continue implementing our employee equity programs at competitive levels. Our ability to offer employee equity is essential to our ability to hire and retain employees with the requisite skills and experience to conduct our business. The increase will also give the Board the flexibility to undertake certain transactions to support our business operations, without the potential expense or delay associated with obtaining stockholder approval for any particular issuance. For example, we could issue additional shares of common stock in the future in connection with one or more of the following (subject to laws, regulations or stock market rules that might require stockholder approval of certain transactions):

•	Acquisitions

•	Strategic investments

•	Partnerships, collaborations and other similar transactions

•	Financing transactions, such as public or private offerings of common stock or convertible securities

•	Debt or equity restructuring or refinancing transactions

•	Stock splits or stock dividends

•	Any other proper corporate purposes
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Potential Adverse Effects of Proposed Amendment

If this proposal is adopted, the additional authorized shares of common stock can be issued or reserved with approval of the Board at times, in amounts, and upon terms that the Board may determine, without additional stockholder approval. Stockholder approval of this proposal will not, by itself, cause any change in our capital accounts. However, any future issuance of additional shares of authorized common stock, or securities convertible into common stock, would ultimately result in dilution of existing stockholders’ equity interests and could have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline. Current stockholders (other than those who are party to specific rights agreements with us as described under “Transactions with Related Persons”) will not have preemptive rights to purchase additional shares.

In addition to dilution, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of us. For example, significant stock issuances in connection with 2012 financing efforts resulted in further concentration of ownership of Amyris by related parties during the course of the year, and we expect to undertake additional financing efforts in 2013 and beyond involving issuances of securities to Total G&P and, potentially, other related persons, as described in “Transactions with Related Persons.” Such concentration of ownership could make it more difficult for an unrelated third party to undertake an acquisition of us. The Board is not aware of any actual or contemplated attempt to acquire control of Amyris and this proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any actions that it deems consistent with its fiduciary duties.

Risks to Stockholders of Non-Approval

If the stockholders do not approve this proposal, we could be forced to breach our agreement with Total G&P if they elect to maintain their participation in our fuels collaboration, which would require us to issue additional convertible promissory notes. This would have a material adverse effect on our business and prospects. We will also face substantial challenges in hiring and retaining employees at all levels, including our executive leadership team, in the near term. Finally, our cash flow from operations has been negative and, if this proposal is not approved, the Board may be precluded from pursuing a wide range of potential corporate opportunities that might raise necessary cash or otherwise be in our best interests and the best interests of our stockholders.

Interests of Our Directors and Executive Officers in the Amendment

Some of our directors are affiliated with entities that may participate in future equity financings that will require issuance or reservation of shares authorized by the proposed amendment to our certificate of incorporation.

•	Philippe Boisseau was designated to serve on the Board by Total G&P under a letter agreement between Amyris and Total G&P. Mr. Boisseau is an officer of Total S.A., an affiliate of Total G&P, and, as discussed above, Total G&P may acquire additional convertible promissory notes under an existing securities purchase agreement. As of March 15, 2013, Total G&P beneficially owned 13,617,212 shares of our common stock, representing approximately 18.4% of our outstanding common stock. Also as of March 15, 2013, Total G&P beneficially owned convertible promissory notes in an aggregate principal amount of $48.3 million, which may become convertible into up to 6,833,422 shares of our common stock (as described in more detail under “Transactions with Related Persons—Total Transactions” below). Under the securities purchase agreement, if Total G&P elects to maintain their participation in our fuels collaboration, we may be required to issue up to an additional $51.7 million in convertible promissory notes, which may become convertible into additional shares of our common stock.

•	HH indirectly owns and was designated to serve as our director by Biolding.

•	Biolding, Maxwell, Naxyris SA and Sualk Capital Ltd. each of which has relationships to our directors as described above under “Proposal 1 – Election of Directors—Independence of Directors” all hold a right of first investment that allows them to participate in specified future securities offerings (pro rata based on their percentage ownership of then-outstanding common stock).

•	Total G&P holds pro rata rights with respect to specified future securities offerings as described under “Transactions with Related Persons—Total Transactions—Pro Rata Rights.”
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Text of Proposed Amendment

If this proposal is approved, we will amend our certificate of incorporation by replacing the current Article IV, Section 1 in its entirety as follows:

“1. Total Authorized. The total number of shares of all classes of stock that the corporation has authority to issue is Two-Hundred and Five Million (205,000,000) shares, consisting of two classes: Two-Hundred Million (200,000,000) shares of Common Stock, $0.0001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.0001 par value per share.”

The amendment will become effective when a certificate of amendment to the certificate of incorporation is filed with the Secretary of State of the State of Delaware.

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Proposal 3-
Ratification of Appointment of Independent Registered Public Accounting Firm

General

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since December 2006. We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Vote Required and Board Recommendation

Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as negative votes.

The Board recommends a vote “FOR” this Proposal 3.

Independent Registered Public Accounting Firm Fee Information

During fiscal 2012 and 2011, PricewaterhouseCoopers LLP served as our principal accountant for the audit of our annual financial statements and for the review of our financial statements included in our Quarterly Reports on Form 10-Q. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2012 and December 31, 2011 (in thousands):

	Fiscal Year Ended
Fee Category	2012	2011
Audit Fees	$1,368	$1,351
Audit-Related Fees	105	406
Tax Fees	10	—
All Other Fees	—	—

Total Fees	$1,483	$1,757

The “Audit Fees” category includes aggregate fees billed in the relevant fiscal year for professional services rendered for the audit of annual financial statements and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

The “Audit-Related Fees” category includes aggregate fees billed in the relevant fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and that are not reported under the “Audit Fees” category. The audit-related fees above include fees billed in the fiscal years ended December 31, 2012 and 2011 for attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. The audit-related fees above billed in the fiscal year ended December 31, 2011 included due diligence services relating to certain transactions.

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The “Tax Fees” category includes aggregate fees billed in the relevant fiscal year for professional services for tax compliance, tax advice and tax planning. We did not incur any fees related to tax services from PricewaterhouseCoopers LLP in the year ended December 31, 2011. The fees related to tax services from PricewaterhouseCoopers LLP in the year ended December 31, 2012 related to annual income tax return review and annual transfer pricing calculations for our subsidiary, Amyris Brasil Ltda.

The “All Other Fees” category includes aggregate fees billed in the relevant fiscal year for products and services provided by the principal accountant other than the services reported under the other categories described above. We did not incur any fees in this category in the years ended December 31, 2012 or 2011.

Audit Committee Pre-Approval of Services Performed by our Independent Registered Public Accounting Firm

The Audit Committee’s charter requires it to approve all fees and other compensation paid to, and pre-approve, all audit and non-audit services performed by, the independent registered public accounting firm. The charter permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. To date, the Audit Committee has not delegated such pre-approval authority.

In determining whether to approve audit and non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of PricewaterhouseCoopers LLP in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. Except for the due diligence services described above under “Audit-Related Fees” and the tax services described above under “Tax Fees” (each of which were pre-approved by the Audit Committee in accordance with its policy) no non-audit services were provided by PricewaterhouseCoopers LLP in 2012 or 2011.

All fees paid to, and all services provided by, PricewaterhouseCoopers LLP during fiscal years 2012 and 2011 were pre-approved by the Audit Committee in accordance with the pre-approval procedures described above.

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Report of the Audit Committee*

The Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements for the fiscal year ended December 31, 2012. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Amyris, Inc. Audit Committee of the Board

Patrick Pichette (Chair)

Ralph Alexander

Geoffrey Duyk

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing unless expressly incorporated into such subsequent filing.
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Corporate Governance

Corporate Governance Principles

The Board has adopted written Corporate Governance Principles to provide the Board and its committees with operating principles designed to enhance the effectiveness of the Board and its committees, to establish good Board and Committee governance, and to establish the responsibilities of management and the Board in supporting the Board’s activities. The Corporate Governance Principles set forth a framework for the company’s governance practices, including composition of the Board, director nominee selection, Board membership criteria, director compensation, Board education, meeting responsibilities, access to employees and information, executive sessions of independent directors, standing Board committees and their functions, and responsibilities of management.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Amyris as required by NASDAQ governance rules. Our Code of Business Conduct and Ethics includes a section entitled “Code of Ethics for Chief Executive Officer and Senior Financial Officers,” providing additional principles for ethical leadership and a requirement that such individuals foster a culture throughout Amyris that helps ensure the fair and timely reporting of our financial results and condition. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website at http://investors.amyris.com/governance.cfm. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to, or waivers from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on the corporate governance section of our website at http://investors.amyris.com/governance.cfm.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 15, 2013, by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.

Information with respect to beneficial ownership has been furnished to us by each director and executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 73,876,289 shares of our common stock outstanding on March 15, 2013. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent Of Class (%)
5% Stockholders
Total Gas & Power USA, SAS(1)	13,617,212	18.4
Maxwell (Mauritius) Pte Ltd.(2)	10,353,478	14.0
Entities affiliated with FMR LLC(3)	7,507,863	10.2
Biolding Investment SA(4)	5,950,859	8.1
Naxyris SA(5)	5,077,601	6.9
Entities affiliated with Kleiner Perkins Caufield & Byers(6)	4,183,224	5.7
TPG Biotechnology Partners II, L.P.(7)	3,933,590	5.3
Entities affiliated with Khosla Ventures(8)	3,753,156	5.1

Directors and Named Executive Officers
John Melo(9)	925,580	1.2
Ralph Alexander(10)	91,519		*
Philippe Boisseau(1)(11)	13,617,212	18.4
Nam-Hai Chua(2)(12)	8,000		*
John Doerr(6)(13)	6,996,090	9.5
Geoffrey Duyk(7)(14)	9,666		*
Arthur Levinson(15)	363,864		*
Patrick Pichette(16)	132,000		*
Carole Piwnica(5)(17)	25,333		*
Fernando de Castro Reinach(18)	195,730		*
HH Sheikh Abdullah bin Khalifa Al Thani(4)(19)	5,960,525	8.1
Joel Cherry(20)	370,015		*
Paulo Diniz(21)	190,416		*
Gary Loeb(22)	149,725		*
Steven Mills(23)	355,000		*

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Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent Of Class (%)
Mark Patel(24)	—		*
Tamara Tompkins(25)	130,551		*

All Directors and Executive Officers as a Group (17 Persons)(26)	29,748,191	38.8

*	Represents beneficial ownership of less than 1%.
(1)	The address of Total Gas & Power USA, SAS is 2, Place Jean Millier, 92078 Paris La Défense CEDEX, France.
(2)	Maxwell (Mauritius) Pte Ltd (“Maxwell”) is wholly owned by Cairnhill Investments (Mauritius) Pte Ltd, which is wholly owned by Fullerton Management Pte Ltd, which is wholly owned by Temasek Holdings (Private) Limited. Each of these entities possesses shared voting and investment control over the shares held by Maxwell. The address of for these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891.
(3)	Includes 3,536,968 shares of common stock issuable upon conversion of convertible promissory notes that are convertible within 60 days of March 15, 2013. The following information is based solely on a Schedule 13G/A filed by FMR LLC on February 14, 2013: Fidelity Management & Research Company (“Fidelity”)was the beneficial owner of 7,335,368 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of shares our common stock owned by the investment companies at December 31, 2012 included 3,439,207 shares of Common Stock resulting from the assumed conversion of $24,309,000 principal amount of outstanding convertible promissory notes. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each had sole power to dispose of the 7,335,368 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 172,495 shares or 0.274% of our outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares. The number of shares of our common stock owned by the institutional account(s) at December 31, 2012 included 97,761 shares of Common Stock resulting from the assumed conversion of $691,000 principal amount of outstanding convertible promissory notes. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 172,495 shares and sole power to vote or to direct the voting of 172,495 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. Except as otherwise noted above, the address for these entities is listed as 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Biolding Investment SA is indirectly owned by HH, who shares voting and investment control over the shares held by such entity. The address for Biolding Investment SA is 11A Boulevard Prince Henri, L-1724, Luxembourg.
(5)	Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. Ms. Piwnicais Director of NAXOS UK, which is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates. The address for Naxyris SA is 40 Boulevard Joseph II, L-1840, Luxembourg.
(6)	Includes 3,724,558 shares of common stock held by Kleiner Perkins Caufield & Byers XII, LLC(“KPCB XII”) and, 67,952 shares held by KPCB XII Founders Fund, LLC (“KPCB XII Founders”), 144,707 shares beneficially held by Clarus, LLC, whose manager is L. John Doerr, and 246,007 shares held by other individual managers. KPCB XII Associates, LLC is the managing member of KPCB XII, KPCB XII Founders and Clarus, LLC, and, as such, may also be deemed to possess sole voting and investment control over the shares held by such entities. Mr. Doerr is a manager of the KPCB XII Associates, LLC and, as such, has shared voting and investment control over the shares held by these entities. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for Mr. Doerr and these entities is 2750 Sand Hill Road, Menlo Park, California 94025.
(7)	Includes 3,933,590 shares of common stock (the “TPG Stock”) held by TPG Biotechnology Partners II, L.P. (“Partners II”), a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). Messrs. David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors, and may therefore be deemed to beneficially own the TPG Stock. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Stock except to the extent of their pecuniary interest therein. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with TPG Biotechnology Partners II, L.P. Dr. Duyk disclaims beneficial ownership of all of the TPG Stock that is or may be beneficially owned by Partners II or any of its affiliates. The address for each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(8)	The following information is based solely on a Schedule 13G/A filed on February 14, 2013 by Khosla Ventures II, L.P. (“KV II”), Khosla Ventures Associates II, LLC (“KVA II”), Khosla Ventures III, L.P. (“KV III”), Khosla Ventures Associates III, LLC (“KVA III”), Vinod Khosla (“Khosla”) and VK Services, LLC (“VK Services,” together with KV II, KVA II, KV III, KVA III and Khosla, collectively, the “Reporting Persons”): Includes (i) 3,424,654 shares of common stock held by KV II, (ii) 161,504 shares of common stock held by KV III, (iii) 109,326 shares of common stock held by VK Services and (iv) 57,672 shares of common stock held by affiliates of the Reporting Persons that are subject to the voting and investment control of certain of the Reporting Persons. VK Services serves as the manager of KVA II and KVA III, which serves as the general partner of KV II and KV III, respectively. As such, KVA II, KVA III and VK Services possess power to direct the voting and disposition of the shares owned by KV II and KV III and may be deemed to have indirect beneficial ownership of the shares held by KV II and KV III. In addition, Khosla serves as the manager of VK Services. As such, Khosla possesses power to direct the voting and disposition of the shares owned by KV II and KV III and may be deemed to have indirect beneficial ownership of the shares held by KV II and KV III. KVA II, KVA III and Khosla hold no shares directly.
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(9)	Shares beneficially owned by Mr. Melo include(i) 13,848 shares of common stock, (ii) 257,666 restricted stock units, all of which were unvested as of March 15, 2013, and (iii) 654,066 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013. If these options were exercised in full, 123,869 of these shares would be subject to vesting and a right of repurchase in our favor upon Mr. Melo’s cessation of service prior to vesting.
(10)	Shares beneficially owned by Mr. Alexander include (i) 24,186 shares of common stock,(ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2013, and (iii) 64,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013.
(11)	Shares beneficially owned by Mr. Boisseau represent 13,617,212 shares of common stock held by Total Gas & Power USA, SAS. Mr. Boisseau is a member of the Executive Committee of Total S.A., the ultimate parent company of Total Gas & Power USA, SAS, and, as such, may be deemed to share voting or investment power over the securities held by Total Gas & Power USA, SAS. Mr. Boisseau holds no shares of Amyris directly and disclaims beneficial ownership of the common stock, except to the extent of his pecuniary interest therein, if any.
(12)	Shares beneficially owned by Dr. Chua include (i) 3,000 restricted stock units, all of which were unvested as of March 15, 2013 and (ii) 5,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013. Dr. Chua was designated to serve as our director by Maxwell. Dr. Chua is not an affiliate of Maxwell and disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Maxwell or any of its affiliates.
(13)	Shares beneficially owned by Mr. Doerr include (i) 3,000 shares of common stock, (ii) 3,025,037 shares of common stock held by Foris Ventures, LLC, in which Mr. Doerr indirectly owns all of the membership interests, (iii) 8,503 shares of common stock held by The Vallejo Ventures Trust U/T/A 2/12/96, of which Mr. Doerr is a trustee, (iv) 4,183,224 shares of common stock held by entities affiliated with Kleiner Perkins Caufield & Byers of which Mr. Doerr is an affiliate, excluding 246,007 shares over which Mr. Doerr has no voting or investment power, (v) 3,000 restricted stock units, all of which were unvested as of March 15, 2013, and (vi) 19,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013.
(14)	Shares beneficially owned by Dr. Duyk include (i) 3,000 restricted stock units, all of which were unvested as of March 15, 2013, and (ii) 6,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with TPG Biotechnology Partners II, L.P. Dr. Duyk disclaims beneficial ownership of all of the TPG Stock that is or may be beneficially owned by Partners II or any of its affiliates.
(15)	Shares beneficially owned by Dr. Levinson include (i) 214,864 shares of common stock,(ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2013, and (iii) 146,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013.
(16)	Shares beneficially owned by Mr. Pichette include (i) 23,000 shares of common stock,(ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2013, and (iii) 106,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013.
(17)	Shares beneficially owned by Ms. Piwnica include (i) 3,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2013, and (iii) 19,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013. Ms. Piwnica is Director of NAXOS UK, a consulting firm advising private equity and was designated to serve as our director by Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. NAXOS UK is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates.
(18)	Shares beneficially owned by Dr. Reinach include (i) 3,000 shares of common stock, (ii) 170,397 shares of common stock held by Sualk Capital Ltd, an entity for which Dr. Reinach serves as sole director, (iii) 3,000 restricted stock units, all of which were unvested as of March 15, 2013, and (iv) 19,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013.
(19)	Shares beneficially owned by HH include (i) 5,950,859 shares of common stock held by Biolding Investment SA, an entity indirectly owned by HH, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2013, and (iii) 6,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013.
(20)	Shares beneficially owned by Dr. Cherry include(i) 6,829 shares of common stock, (ii) 158,333 restricted stock units, all of which were unvested as of March 15, 2013, and (iii) 204,853 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013. If these options were exercised in full, 27,000 of these shares would be subject to vesting and a right of repurchase in our favor upon Dr. Cherry’s cessation of service prior to vesting.
(21)	Shares beneficially owned by Mr. Diniz include(i) 13,334 shares of common stock, (ii) 63,333 restricted stock units, all of which were unvested as of March 15, 2013, and (iii) 113,749 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013.
(22)	Shares beneficially owned by Mr. Loeb include(i) 4,000 shares of common stock, (ii) 105,000 restricted stock units, all of which were unvested as of March 15, 2013, and (iii) 40,725 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013.
(23)	Shares beneficially owned by Mr. Mills include (i) 250,000 restricted stock units, all of which were unvested as of March 15, 2013, and (iii) 105,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013.
(24)	Mr. Patel ceased serving as an executive officer in September 2012 and his employment terminated in October 2012; beneficial ownership information in this table is based on a questionnaire completed by Mr. Patel or the most recent Section 16 filings by Mr. Patel and our internal equity plan records.
(25)	Ms. Tompkins ceased serving as an executive officer and her employment terminated in May 2012; beneficial ownership information in this table is based on a questionnaire completed by Ms. Tompkins or the most recent Section 16 filings by Ms. Tompkins and our internal equity plan records. Shares beneficially owned by Ms. Tompkins include(i) 90,052 shares of common stock and (ii) 40,499 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2013.
(26)	Shares beneficially owned by all our executive officers and directors as a group include the shares of common stock described in footnotes (9) through (24) above. Such shares also include holdings of common stock by executive officers not named in the table of (i) 3,725 shares of common stock, (ii) 170,000 restricted stock units, none of which were vested as of March 15, 2013, and (iii) 183,791 shares of common stock issuable upon exercise of options beneficially owned by executive officers that were exercisable within 60 days after March 15, 2013, of which 63,334 shares, if these options were exercised in full, would be subject to vesting and a right of repurchase in our favor upon such executive officers’ cessation of service prior to vesting.
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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and any person or entity who owns more than ten percent of a registered class of our common stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during 2012, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.

Equity Compensation Plan Information

The following table shows certain information concerning our common stock reserved for issuance in connection with our 2005 Stock Option/Stock Issuance Plan and our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan as of December 31, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities to be issued upon vesting of outstanding restricted stock units	Weighted- average exercise price of outstanding restricted stock units	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders(2)	11,437,391		$9.11	2,550,799	$0.00	1,246,415
Equity compensation plans not approved by security holders	60,000	(3)	$3.93	—	$0.00	—
Total	11,497,391		$9.07	2,550,799	$0.00	1,246,415

(1)	Includes 1,059,715 shares reserved for issuance under our 2010 Equity Incentive Plan and 186,700 shares reserved for issuance under our 2010 Employee Stock Purchase Plan. No shares are reserved for future issuance under the 2005 Stock Option/Stock Issuance Plan other than shares issuable upon exercise of equity awards outstanding under such plan.

(2)	See discussion below regarding formulas contained in the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan that automatically increase the number of securities available for future issuance under such plans.

(3)	Includes 60,000 shares reserved for issuance upon exercise of a stock option granted to an entity outside of our equity compensation plans. The stock option was granted to one of our stockholders in connection with Fernando de Castro Reinach’s Board service. The non-statutory stock option had an exercise price of $3.93 per share, and was granted on September 15, 2008 with a term of 10 years. The option had a three-year vesting schedule, vesting and becoming exercisable in 12 equal quarterly installments, commencing from the grant date, subject to continued Board service by Dr. Reinach. Dr. Reinach has no beneficial ownership over the securities issuable upon exercise of this option. The option was fully vested as of December 31, 2012.

The 2010 Equity Incentive Plan includes all shares of our common stock reserved for issuance under our 2005 Stock Option/Stock Issuance Plan immediately prior to our initial public offering that were not subject to outstanding grants as of the completion of such offering. In addition, any shares of our common stock (i) issuable upon exercise of stock options granted under our 2005 Stock Option/Stock Issuance Plan that cease to be subject to such options and (ii) issued under our 2005 Stock Option/Stock Issuance Plan that are forfeited or repurchased by us at the original price will become part of the 2010 Equity Incentive Plan reserve.

The number of shares available for grant and issuance under the 2010 Equity Incentive Plan is increased on January 1 of each year through 2020 by an amount equal to the lesser of (1) five percent of our shares outstanding on the immediately preceding December 31 and (2) a number of shares as may be determined by the Board or Leadership Development and Compensation Committee in their discretion. In addition, shares will again be available for grant and issuance under our 2010 Equity Incentive Plan that are:

•	subject to issuance upon exercise of an option or stock appreciation right granted under our 2010 Equity Incentive Plan and that cease to be subject to such award for any reason other than the award’s exercise;

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•	subject to an award granted under our 2010 Equity Incentive Plan and that are subsequently forfeited or repurchased by us at the original issue price;

•	surrendered pursuant to an exchange program; or

•	subject to an award granted under our 2010 Equity Incentive Plan that otherwise terminates without shares being issued.

The number of shares reserved for issuance under the 2010 Employee Stock Purchase Plan will increase automatically on the first day of each January through 2020 by the number of shares equal to one percent of our total outstanding shares as of the immediately preceding December 31st. The Board or Leadership Development and Compensation Committee will be able to reduce the amount of the increase in any particular year.

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Executive Compensation

Compensation Discussion and Analysis

The following discussion describes and analyzes our compensation for our named executive officers for 2012. The “named executive officers” include our President and Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers (as set forth in the “Summary Compensation Table” below) who were serving as executive officers at the end of 2012, and two members of our management who would have been named executive officers but for the fact that they were no longer executive officers at the end of 2012. Accordingly, this Compensation Discussion and Analysis describes our 2012 executive compensation program and 2012 compensation policies and decisions for:

•	John Melo, President and Chief Executive Officer (“CEO”)

•	Steven Mills, Chief Financial Officer (“CFO”)

•	Joel Cherry, President, Research and Development

•	Paulo Diniz, CEO, Amyris Brasil Ltda. (“Amyris Brasil”)

•	Gary Loeb, Senior Vice President and General Counsel

•	Mark Patel, Former Senior Vice President, Commercial Operations

•	Tamara Tompkins, Former Executive Vice President and General Counsel

Mr. Mills joined us as our Chief Financial Officer in May 2012. Mr. Loeb began serving as our General Counsel in May 2012, and was designated an executive officer in October 2012. Mr. Patel was first designated as an executive officer in May 2012 and departed in September 2012, and Ms. Tompkins, who had served as our General Counsel since 2005, departed in May 2012.

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. We use our industrial synthetic biology platform to convert plant sugars into a variety of hydrocarbon molecules—flexible building blocks that can be used in a wide range of products. Our initial portfolio of commercial products is based on Biofene®, our brand of renewable farnesene, a long-chain hydrocarbon. We are commercializing these products both as renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as renewable diesel and jet fuel. We are currently building our business by engaging in research and development collaborations with various partners and scaling up our first purpose-built commercial production facility. Our collaborations provide critical funding for development efforts and we intend to partner with our collaborators to commercialize products that may result from these programs. In 2012, we were also extremely active in raising funds through securities offerings to finance our operations until we achieve significant revenues from sales of our renewable products. Our success depends, among other things, on attracting and retaining executive officers with experience and skills in a number of different areas as we continue to drive improvements in our technology platform and production process, pursue and establish key commercial relationships, develop and commercialize products, and establish a reliable supply chain and manufacturing organization.

Compensation Philosophy and Objectives and Elements of Compensation

The primary objectives of our compensation program in 2012 were to:

•	Attract, retain, and motivate highly talented employees that are key to Amyris’ success;

•	Reinforce our core values and foster a sense of ownership, urgency and entrepreneurial spirit;
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•	Link compensation to individual, team, and company performance (as appropriate by employee level);

•	Emphasize performance-based compensation for individuals who can most directly impact shareholder value; and

•	Provide exceptional pay for delivering exceptional results.

As discussed above, our business continues to be in an early stage of development with cash management being one key consideration for our strategy and operations. Accordingly, for 2012, we intended to provide a competitive compensation program that would enable us to attract and retain the top executives and employees necessary to develop our business, while being prudent in the management of our cash and equity. Based on this approach, we continued to aim to balance and reward annual and long-term performance with a total compensation package that included a mix of both cash and equity. Our compensation program was intended to align the interests of management, key employees and stockholders and to encourage the creation of stockholder value by providing long-term incentives through equity ownership. We continue to adhere to this general compensation philosophy for 2013.

Our intent and philosophy in designing compensation packages at the time of hiring of new executives was based on providing compensation that we thought was sufficient to enable us to attract the necessary talent within prudent limitations as discussed above. Compensation of our executive officers after the initial period following their hiring has been influenced by the amounts of compensation that we initially agreed to pay them as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, retention considerations, prevailing market conditions, the financial condition and prospects of our company, and our attempt to maintain some level of internal pay parity in the compensation of existing executives relative to the compensation paid to more recently hired executives.

We have compensated our executives with a combination of salaries, cash bonuses and equity awards. We believe this combination of cash and equity, subject to strategic allocation among such components, is largely consistent with the forms of compensation provided by other companies with which we compete for executive talent, and as such is a package that matches the expectations of our executives and of the market for executive talent. We also believe that it provides an appropriate blend of compensation to retain our executives, reward them for performance in the short term and induce them to contribute to the creation of value in the company over the long term. We view the different components of our executive compensation as distinct, each serving particular functions in furthering our compensation philosophy and objectives, and together providing a holistic approach to achieving such philosophy and objectives.

Base Salary. We believe we must maintain base salary levels that are sufficiently competitive to position us to attract the executives we need and that it is important for our executives to perceive that over time they will continue to have the opportunity to earn a salary that they regard as competitive. The Leadership Development and Compensation Committee reviews and adjusts, as appropriate, the base salaries of our executives on an annual basis, and makes decisions with respect to the base salaries of new executives at the time of hire. In making such determinations, the committee considers many factors, including our overall financial performance, the individual performance of the executives in question, the executive’s potential to contribute to our annual and longer-term strategic goals, the executive’s scope of responsibilities and experience, competitive market practices for base salary, and internal pay parity.

Cash Bonuses. We believe the ability to earn cash bonuses should provide incentives to executives to effectively pursue goals established by the Board and should be regarded by executives as appropriately rewarding effective performance against these goals. For 2012, the Leadership Development and Compensation Committee adopted a cash bonus plan for our executive officers, the details of which are described below under “2012 Compensation.” The 2012 cash bonus plan included company performance goals and individual goals and was structured to motivate our executive officers to achieve our short-term financial and operational goals and to reward exceptional company and individual performance. In particular, our 2012 cash bonus plan was designed to provide incentives to our executive officers to achieve 2012 company financial and operational targets, together with various key individual operational objectives. In general, target bonuses for executives are first set in their offer letters based on similar factors as those described above with respect to the determination of initial base salary at the time of hire. For subsequent years, target bonuses for executives may be adjusted by the Leadership Development and Compensation Committee based on various factors, including any modifications to base salary, competitive market practices and other considerations described above with respect to adjustments in executive base salaries.

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Equity Awards. Our equity awards are also designed to be sufficiently competitive to allow us to attract executives. In fiscal 2012, we granted stock option and restricted stock unit equity awards to executive officers. Option awards for executive officers are granted with an exercise price equal to the fair market value of our common stock on the date of grant; accordingly, such option awards will have value to our named executive officers only if the market price of our common stock increases after the date of grant. Under our 2010 Equity Incentive Plan, the fair market value of our common stock is the closing price of our common stock on NASDAQ on the date of determination. Restricted stock units represent the right to receive full-value shares of our common stock without payment of any exercise price. Shares of our common stock are not issued when a restricted stock unit award is granted; instead, once a restricted stock unit award vests, one share of our common stock is issued for each vested restricted stock unit. Generally, we grant smaller restricted stock unit awards as compared to option awards because restricted stock units have a greater fair value per share than options. We have generally primarily awarded restricted stock units to key personnel and executive officers to provide a source of equity compensation that retains value despite stock volatility.

We typically grant option awards with four-year vesting schedules (vesting monthly over four years). For initial “new-hire” option awards, we generally use the same four-year vesting schedule, but included a one-year “cliff,” where the option vests as to 25% of the shares after one year, and monthly vesting occurs thereafter. Our restricted stock unit awards generally vest and become exercisable over three years on an annual basis. We believe such vesting schedules are generally consistent with the option and restricted stock unit award granting practices of our public company peers. The Leadership Development and Compensation Committee has approved variations to these vesting schedules for options and restricted stock units in connection with new-hire negotiations with senior management candidates, including executive officers. In addition, the Leadership Development and Compensation Committee has approved some awards with up-front vesting to provide strong incentives for key personnel through periods of short-term difficulty.

We grant equity awards to our executive officers in connection with their hiring. The size of initial equity awards has been determined based on the executive’s position with us and takes into consideration the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of the companies that participate in the survey that we have reviewed in the past (described in more detail below) in connection with establishing our overall compensation policies. The initial equity awards are generally intended to provide the executive with an incentive to build value in the organization over an extended period of time, while remaining consistent with our overall compensation philosophy. Insofar as we have to date incurred operating losses and consumed substantial amounts of cash in our operations, and to compensate for cash salaries and cash bonus opportunities that were, in certain cases, lower than those offered by other employers, we have sought to attract executives to join us by granting equity awards that would have the potential to provide significant value if we were successful.

We may also grant additional equity awards in recognition of commendable performance and in connection with a significant change in responsibilities. Further, equity awards are a component of the annual compensation package of our executive officers. In 2012, the Leadership Development and Compensation Committee granted equity awards based on input from management regarding performance, retention and other considerations. In approving awards, the Leadership Development and Compensation Committee has taken into account various factors, including the responsibilities, past performance and anticipated future contribution of the executive officer, the executive’s overall compensation package and the executive’s existing equity holdings in Amyris.

Role of Stockholder Say-on-Pay Votes. At our 2011 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on our executive compensation program (a “say-on-pay proposal”). A majority of the votes cast on our say-on-pay proposal at that meeting were voted in favor of the non-binding advisory resolution approving the compensation of our named executive officers. The Leadership Development and Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation, and, accordingly, did not change its approach to executive compensation in 2011 or 2012 in connection with the say-on-pay proposal vote. Further, at our 2011 Annual Meeting of Stockholders, the stockholders cast an advisory vote that future say-on-pay votes should occur once every three years. The Leadership Development and Compensation Committee expects to take into consideration the outcome of our stockholders’ future say-on-pay proposal votes when making future compensation decisions for our named executive officers. We expect that our next say-on-pay proposal will be submitted to stockholders for an advisory vote at our annual meeting of stockholders in 2014.

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Compensation Policies and Practices As They Relate to Risk Management

Our Leadership Development and Compensation Committee determined, through discussions with management and Compensia at committee meetings held in February 2012 and February 2013, that our policies and practices of compensating our employees, including executive officers, are not reasonably likely to have a material adverse effect on us. The assessments conducted by the committee focused on the key terms of our bonus payments and equity compensation programs in 2012, and our plans for such programs in 2013. Among other things, the committee focused on whether our compensation programs created incentives for risk-taking behavior and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. Among other things, the Committee considered the following aspects of our overall compensation program:

•	We believe our base salaries are in general high enough to provide our employees with sufficient income so that they do not generally need bonus income to meet their basic cost of living.

•	Cash bonus targets are typically 10-20% of most employees’ base salaries (30-40% for executives), which provides balanced incentives for performance, but does not encourage excessive risk taking to achieve such goals.

•	For key employees, our 2012 bonus plan (and planned 2013 bonus plan) emphasizes company performance over individual objectives and total bonus payouts are capped.

•	We do not provide any significant commission or similar compensation programs to any of our employees.

•	For our executives, we target the 40th percentile of our peer group for cash compensation and the 75th percentile for equity compensation, which vests over three to four years, providing our executives with significant incentives for the longer-term success of Amyris.

Based on these considerations the committee determined that our compensation programs, including our executive and non-executive compensation programs, provide an appropriate balance of incentives and do not encourage our executives or other employees to take excessive risks or otherwise create risks that are likely to have a material adverse effect on us.

Compensation Decision Process

Under the charter of our Leadership Development and Compensation Committee, the Board delegated to the committee the authority and responsibility to discharge the responsibilities of the Board relating to compensation of our executive officers. This includes, among other things, review and approval of the compensation of our executive officers and of the terms of any compensation agreements with our executive officers. Please see the additional detail regarding the functions and composition of the Leadership Development and Compensation Committee above in this Proxy Statement under the caption “Proposal 1 – Election of Directors—Committees of the Board.”

In general, our Leadership Development and Compensation Committee is responsible for the design, implementation and oversight of our executive compensation program. In accordance with its charter, the committee determines the annual compensation of our CEO and other executive officers and reports its compensation decisions to the Board. The committee also administers our equity compensation plans, including our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Generally, our CEO, CFO, General Counsel and Vice President, Human Resources make recommendations to the Leadership Development and Compensation Committee regarding the compensation for our named executive officers (other than with respect to compensation of our CEO) based on their assessment of company results, each executive’s contributions to these results, his or her progress toward achieving his or her individual goals, and input from our Human Resources department and Compensia. The Leadership Development and Compensation Committee’s decisions regarding our CEO’s compensation are based on its assessment of company results, his contributions to these results, his progress toward achieving his individual goals, and market data.

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Role of Compensation Consultant. In connection with an annual review of executive compensation programs for 2012, the Leadership Development and Compensation Committee retained Compensia, a compensation consulting firm, to provide it with advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. In 2012, Compensia assisted in the preparation of compensation materials for executive compensation proposals in advance of Leadership Development and Compensation Committee meetings, including 2012 compensation levels for executives and the design of our equity programs and other executive benefit programs. Compensia also reviewed and advised the Leadership Development and Compensation Committee on compensation materials relating to executive compensation prepared by management for committee consideration. In addition, in the fourth quarter of 2011, Compensia assisted the Leadership Development and Compensation Committee in developing and adopting an updated compensation peer group for 2012 (discussed below). The Leadership Development and Compensation Committee retained Compensia again in the fourth quarter of 2012 and first quarter of 2013 to provide assistance with respect to our 2013 compensation planning, including updates to the compensation peer group.

Compensia, under the direction of the Leadership Development and Compensation Committee, may continue to periodically conduct a review of the competitiveness of our executive compensation programs, including base salaries, cash bonus compensation, equity awards and other executive benefits, by analyzing the compensation practices of companies in our compensation peer group, as well as data from third-party compensation surveys. Generally, the Leadership Development and Compensation Committee uses the results of such analyses to assess the competitiveness of our executives’ total compensation, and to determine whether each element of such total compensation is properly aligned with reasonable and responsible practices among our peers.

The Leadership Development and Compensation Committee also retained Compensia for assistance in reviewing and deciding on director compensation programs when the program was originally adopted in late 2010, and to provide market data and materials to management and the committee.

Use of Competitive Data. To monitor the competitiveness of our executives’ compensation, the Leadership Development and Compensation Committee adopted a compensation peer group (the “Peer Group”) used in connection with 2012 compensation that reflected the pay of executives in comparable positions at similarly-situated companies. The data gathered from the Peer Group was used as reference in executive pay levels (including cash and equity compensation), Board compensation, pay and incentive plan practices, severance and change-in-control practices, equity utilization, and pay/performance alignment. The Peer Group was composed of a cross-section of publicly-traded, U.S.-based companies of similar size to Amyris (in revenues and market capitalization) from related industries (biotechnology, alternative energy / clean technology, and industrial biotechnology/ chemicals / biofuels). Based on these criteria, the following companies were included in the Peer Group adopted by the Leadership Development and Compensation Committee in December 2011 for use in assessing the market position of our executive compensation for 2012:

Biotechnology

} Acorda Therapeutics Inc.

} Alkermes, Inc.

} Alnylam Pharmaceuticals, Inc.

} Cepheid

} Exelixis, Inc.

} Isis Pharmaceuticals, Inc.

Alternative Energy / Clean Technology

} A123 Systems, Inc.

} EnerNOC, Inc.

} FuelCell Energy, Inc.

} Ormat Technologies, Inc.

} Tesla Motors, Inc.

Industrial Biotechnology / Chemicals / Biofuels

} Balchem Corporation

} Clean Energy Fuels Corp.

} Codexis, Inc.

} Future Fuel Corp.

} Gevo, Inc.

} KiOR, Inc.

} Metabolix, Inc.

} Rentech, Inc.

} Solazyme, Inc.

} Verenium Corporation

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In December 2012, the Leadership Development and Compensation Committee approved updates to the Peer Group for 2013. Similar to our approach for the 2012 Peer Group, we identified potential peers by screening of publicly-traded U.S.-based companies of similar size to us (in revenues and market capitalization) from related industries (biotechnology, bio-industrial products, clean technology and specialty chemicals). The Leadership Development and Compensation Committee determined that, for 2013, the Peer Group should be adjusted to give more consideration to specialty chemical and bio-industrial peers, and to reduce the weight placed on alternative energy and dissimilar biotechnology companies. In addition, the peer group adopted for 2013 eliminated certain companies that were deemed less relevant to Amyris as a result of market capitalization, revenues or other factors. As a result, for 2013, A123 Systems, Inc., Acordia Therapeutics Inc., Alkermes, Inc., EnerNOC, Inc., Exelixis, Inc., FuelCell Energy, Inc., Future Fuel Corp. and Tesla Motors, Inc. were removed from the Peer Group, and Ceres, Inc., Chemtura Corporation, Innospec Inc., Kraton Performance Polymers Inc., Landec Corporation and PolyOne Corporation were added to the Peer Group.

In addition to reviewing analysis of the compensation practices of the Peer Group, the Leadership Development and Compensation Committee looks to the collective experience and judgment of its members and advisors in determining total compensation and the various compensation components provided to executive officers. While the Leadership Development and Compensation Committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting executive compensation due to the unique nature of our business, it believes that this information is a valuable reference source during its decision-making process.

In making compensation decisions for executive officers for 2012, we also referred to broader compensation survey data from the Radford Global Life Sciences Survey, the Hay Group Pay Net Survey for data on chemical industry pay practices, and similar surveys for different labor markets as our recruiting needs dictated. We have used similar surveys for reference in establishing our 2013 compensation programs.

Target Compensation Levels. For 2012, consistent with 2011, we generally targeted the 40th percentile of our competitive market for total cash (base salary and target cash bonus) and for benefits, as determined based on the Peer Group, supplemented by data from industry surveys. We chose the 40th percentile for total cash in part based on our position as an early-stage company and our associated need to conserve our cash while we ramp up our operations. Equity has been a critical and prominent component in our overall compensation package and we believe that it will remain an important tool for attracting, retaining and motivating our key talent by providing an opportunity for wealth creation as a result of Amyris’ success. As a result, we have generally targeted equity compensation levels greater than or equal to the 75th percentile of the competitive market for equity compensation based on the Peer Group, supplemented by data from surveys.

In February 2012, the Leadership Development and Compensation Committee reviewed an analysis by Compensia of our executive compensation levels in light of our recent status as a public company and the Peer Group. Based on data compiled from the Peer Group, supplemented by survey data, this analysis indicated that the target total cash compensation for our executives (current base salary plus target incentive opportunity) varied between 80% and 120% of the 40th percentile of the competitive market. Several of these compensation levels were set based on individual negotiations in connection with hiring or other circumstances, as well as CEO and Leadership Development and Compensation Committee decisions based on scope of responsibility and performance, which led to the variation from the 40th percentile. The committee generally did not adjust cash compensation for our executives in February 2012 due to company-wide economic considerations; however, the committee approved adjustments to align with the 40th percentile for certain executives in May 2012 for retention and promotion reasons as further discussed below. The committee approved annual equity awards to executives in April 2012 based primarily on the retention value of existing awards held by executives (taking into account option exercise prices and the prevailing market values for our common stock), even though it found that most executives were at or above the 75th percentile of the competitive market in their unvested equity value. A reorganization of our executive team, including several departures, occurred in May 2012, and further analysis of the competitive positioning of compensation for our current executives did not occur until March 2013.

For 2013, we expect to continue to target the same percentiles as we have in prior years using our updated Peer Group and similar industry survey data, which approach the Leadership Development and Compensation Committee approved in October 2012.

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2012 Compensation

Background. In setting the compensation program and decisions for 2012, we were forced to balance achievement of critical operational goals with retention of key personnel, including executives. For example, significant management reorganization in May 2012 led to the need to appoint and retain new members of the executive team and to provide them with appropriate incentives to achieve company goals such as achieving funding, manufacturing, technology and product development targets. Accordingly, we focused in particular on providing a strong equity compensation program, with significant retention and promotion awards to executives during the year, including some awards with accelerated vesting in order to provide strong retention incentives through challenging periods. We also focused on cash management in setting our total cash compensation target percentiles (and associated salary and bonus target levels) for executives. Another key theme for 2012 was establishing strong incentives to drive company performance, including continued emphasis on company performance goals over individual goals in the 2012 executive cash bonus plan and on equity compensation for longer-term upside potential and sharing in company growth.

Base Salaries. In 2012, the annual base salaries for Messrs. Melo and Diniz remained the same as they were in 2011, at $500,000 and $400,000, respectively. The base salary for Mr. Mills, who had just joined Amyris in May 2012, was set by his employment offer letter. In December 2011, Dr. Cherry’s annual salary was increased from $310,000 to $350,000 effective as of August 1, 2011 and, in February 2012, Mr. Patel’s annual salary was increased from $280,000 to $300,000 effective as of August 1, 2011. In April 2012, Ms. Tompkins’ annual salary was increased from $300,000 to $350,000, effective as of January 1, 2012. Finally, in May 2012, Mr. Loeb’s annual salary was increased from $210,000 to $300,000 effective as of May 1, 2012. For executive officers who were not promoted in late 2011 or during 2012, the Leadership Development and Compensation Committee generally did not make base salary adjustments because the existing base salaries were generally at or above target base salary compensation levels. In addition, given the stage of our business and our overall goal of conserving cash, where base salaries were close to the 40th percentile, the committee believed that adjustments were not warranted. The committee also did not consider an adjustment for Mr. Mills during 2012 given how recently he had joined Amyris. Dr. Cherry’s salary was adjusted effective August 1, 2011 based in part on his August 2011 promotion from Senior Vice President, Research Programs and Operations, to President, Research and Development, and in part on internal pay equity and consideration of competitive market data. Similarly, Mr. Patel’s and Ms. Tompkins’ salaries were adjusted effective January 1, 2012 based in part on their late 2011/early 2012 promotions from Vice President, Strategy, to Senior Vice President, Commercial Operations and from Senior Vice President and General Counsel to Executive Vice President and General Counsel, respectively, and in part on internal pay equity and consideration of competitive market data. Mr. Loeb’s May 2012 increase in base salary reflected his May 2012 promotion from Senior Corporate Counsel to General Counsel.

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Cash Bonuses. The Leadership Development and Compensation Committee adopted a 2012 bonus plan for executives in March 2012. Under the plan, as in 2011, executives became eligible for bonuses based on a combination of company performance and individual performance. A percentage of each executive’s target bonus for the year was allocated to each of these performance categories. For executives other than the CEO, 80% of target bonus eligibility was based on company performance and 20% was based on individual performance. For the CEO and for Mr. Diniz as CEO of Amyris Brasil, 100% of target bonus eligibility was based on company performance. The committee chose to emphasize company performance goals for the bonus plan given the critical importance of our short term strategic goals, but to retain reasonable incentives and rewards for exceptional individual performance, recognizing the value of such incentives and rewards to the company’s operational performance and to individual retention. In addition, for 2012 the Leadership Development and Compensation Committee set the following target bonus levels for the named executive officers:

Target
Bonus
Name	($)
John Melo	200,000
Steven Mills	150,000
Joel Cherry	100,000
Paulo Diniz	200,000
Gary Loeb	90,000
Mark Patel	90,000
Tamara Tompkins	100,000

Except for Messrs. Loeb and Patel, the target bonus for each of these individuals was unchanged from 2011 or, in the case of Mr. Mills, from the target bonus set by his offer letter. The Leadership Development and Compensation Committee generally did not change bonus targets for 2012 based on the same considerations described above with respect to base salaries. The changes to the bonus targets for Messrs. Patel (from $84,000 to $90,000) and Loeb (from $42,000 to $90,000) were based on their promotions (as described above with respect to their base salaries) and consideration of competitive market data as with their salaries.

Based on the foregoing bonus plan structure, the Leadership Development and Compensation Committee was responsible for determining the percentage achievement levels for the company and individual performance categories following the end of 2012. The following table shows the percent of target bonus eligibility allocated to each of these two categories that would be triggered based on percent of achievement of performance goals:

Metric & Payout	Minimum	Target	High
Company Performance
Company Performance	80%	100%	120%
Eligibility as a % of target bonus	50%	100%	120%
Individual Performance
Individual Performance	80%	100%	120%
Eligibility as a % of target bonus	80%	100%	120%

If the minimum threshold performance level for the company performance category was not achieved, no bonus eligibility would be triggered for that category. For individual performance, achievement below the threshold level would result in bonus eligibility to be determined in the discretion of the Leadership Development and Compensation Committee. Also, actual payment of any bonuses remained subject to the final discretion of the committee.

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Company Performance Goals. The company performance category was weighted 20% for achievement of 2012 technology targets, 30% for production targets, 20% for product targets, and 30% for funding and cash targets. These targets were discussed with the Board and Leadership Development and Compensation Committee through spring and summer 2012 and adopted in final form in fall 2012 based on continued development of our business and operating plans for 2013 and beyond. The specific goals comprising the targets were both qualitative and quantitative, and percentages of achievement were to be determined in the discretion of the Leadership Development and Compensation Committee following the end of 2012. The production targets included objectives related to production cost per liter of Biofene, commissioning of a production plant in Brazil, and supply management milestones. The technology targets related to progress in yeast strain engineering, achieving production yield objectives relating certain planned products, and management of our product research and development pipeline. The product targets included delivery of specified volumes of early-stage renewable products such as specialty diesel, squalane and certain other specialty chemicals. The funding and cash targets included securing collaboration funding commitments at a certain level for 2013, operating expense reductions, and achieving a liquidity goal as of September 30, 2012. In setting and weighting these targets, the Leadership Development and Compensation Committee chose to emphasize production and funding and cash based on our critical needs for our 2013 operating plan (including commissioning of our Brazil production plant and raising sufficient funds to carry out our planned 2013 strategy) while maintaining strong incentives to continue building the foundations of our business through technology improvements and establishment of demand for our initial renewable products.

Individual Performance Goals. Individual performance goals for the associated 20% of bonus eligibility (for the continuing named executive officers other than Messrs. Melo and Diniz) included several relevant operational goals for each of them, with various levels of accomplishment across all of such goals triggering 80%, 100% or 120% achievement. These targets were discussed with the Leadership Development and Compensation Committee through spring and summer 2012 and adopted in final form in fall 2012 based on the evolution of our business, including changes in the composition of our executive team. As discussed above, Messrs. Melo and Diniz had no individual performance goals relevant to their bonus eligibility under the 2012 bonus plan because their bonus eligibility was based entirely on company performance. Mr. Patel and Ms. Tompkins were not continuing officers when individual performance goals were adopted in final form. The individual goals for the other named executive officers included: cash management and funding goals for Mr. Mills; technology development and organizational development goals for Dr. Cherry; manufacturing start-up, production, business development and funding goals for Mr. Diniz; and legal and human resources infrastructure and operational support goals for Mr. Loeb.

Degree of Difficulty in Achieving Performance Goals. The Leadership Development and Compensation Committee considered the likelihood of achievement when recommending and approving, respectively, the company and individual performance goals and bonus plan structures for 2012, but it did not undertake a detailed statistical analysis of the difficulty of achievement of each measure. For 2012, the committee considered the 80% achievement level to be achievable with significant effort, 100% to be extremely challenging, requiring circumstances to align as predicted and exceptional levels of effort on the part of the executive team, and any amounts in excess of 100% to be unlikely, requiring significant unexpected sources of revenue or financing, breakthroughs in technology, manufacturing operations and process development, and business development efforts, as well as favorable external conditions.

2012 Bonus Plan Funding and Award Decisions. In January 2013, the Leadership Development and Compensation Committee determined that the company performance goals were achieved as follows:

		Achievement
Company Performance Goal	Weight	Level
Technology	20%	25%
Production	30%	22%
Products	20%	14%
Funding and Cash	30%	21%
Total	100%	82%

Based on these achievement levels for the company performance category, the committee determined that the company performance component of the bonus plan should be funded at 50% of target bonus eligibility (as contemplated by the 2012 bonus plan for 80% achievement of the company performance category of the bonus plan).

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For individual performance, the committee determined that:

•	Mr. Mills achieved 100% of his individual goals based on supporting cash management for production priorities, providing our production organization with timely, accurate and consistent financial reporting, supporting Amyris Brasil fundraising efforts, securing additional equity financing in the fourth quarter of 2012, achieving operational improvements to our finance, accounting and information technology organizations, developing and providing improved financial processes (in areas such as budgeting, cash management, forecasting, and company objective-setting), and completing personnel development activities.

•	Dr. Cherry achieved 100% of his goals based on achievement of technology milestones relating to production and strain engineering, and achieving operational improvements in our research and development organization.

•	Mr. Loeb achieved 70% of his goals based on completion of funding transactions through 2013, supporting operational adjustments relating to production, supporting various commercial transactions and completing legal education and personnel development activities, while not finalizing negotiations of agreements relating to the launch of a lubricants joint venture.

Based on the foregoing, the committee approved the following bonus awards, determining to provide bonus payouts equivalent to the bonus plan funding described above:

Bonus
Payout
Name	($)
John Melo	100,000
Steven Mills	90,000
Joel Cherry	60,000
Paulo Diniz	100,000
Gary Loeb	48,600

The committee considered a variety of factors in determining, in its discretion, to award the bonus payouts described above. In addition to the levels of achievement in the 2012 bonus plan company performance and individual performance categories, the committee considered our cash needs, the accountability of executives for achieving results, the need to retain executives and make bonus plan incentives meaningful for future years, and critical objectives to be achieved in the coming year. We believe that, notwithstanding our continuing need to preserve cash, the payment of these awards was appropriate because the bonus plan appropriately held named executive officers accountable for achievement of company and personal goals, and the payouts were reasonable and appropriate given the company’s position.

Equity Awards. In 2012, the Leadership Development and Compensation Committee approved annual equity awards for certain executive officers, including the named executive officers. These included the option and restricted stock unit awards detailed in the “Grants of Plan-Based Awards” table below. In April 2012, the committee approved annual equity awards to Mr. Melo, Dr. Cherry, Mr. Diniz, Mr. Patel and Ms. Tompkins that varied significantly by executive relative to the competitive market for such annual awards (from the 25th percentile to the 80th percentile). For the April 2012 grant, disparities in grant size versus the target percentile were based primarily on retention and merit considerations. For example, some of the named executives received retention grants, separate from their focal grants, in conjunction with the annual awards to address the reduced performance and retention incentives provided by outstanding option awards with exercise prices per share significantly higher than prevailing market prices per share for our common stock. Awards also varied based on the value of unvested equity awards already held by the named executive officers, the relative contributions of the named executive officers during 2011 and anticipated levels of responsibility for key corporate objectives in 2012. The April 2012 option awards vest monthly over four years starting from April 1, 2012. The restricted stock unit awards had varying vesting schedules: the focal awards vest annually over three years from April 2012 and the retention awards will vest as to 100% of the units on April 1, 2014. Ms. Tompkins’ restricted stock unit retention award was to vest over two years, with 10% of the units subject to the award vesting on July 1, 2012, 40% of the units subject to the award vesting on January 1, 2013, and 50% of the units subject to the award vesting on April 1, 2014. The committee chose to provide restricted stock unit awards as the primary retention vehicles because of their ability to maintain retention value during the upcoming critical years of our development as a public company, notwithstanding stock price volatility. The two-year vesting for the retention awards was designed to provide strong incentives to the recipients achieve extremely challenging performance objectives and restore strong equity-based retention during the upcoming critical two-year period. The vesting of the award for Ms. Tompkins was designed to provide the same strong incentives for the two-year period, but also to provide shorter term incentives based on Ms. Tompkins long tenure and her critical goals for the remainder of 2012.

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In May 2012, the Leadership Development and Compensation Committee approved the option and restricted stock unit awards detailed for Mr. Mills in the “Grants of Plan-Based Awards” table below. These awards, including the vesting schedules, were set by Mr. Mills’ offer letter. Also in May 2012, in connection with severance arrangements approved for certain departing executive officers, certain option and restricted stock unit awards held by Ms. Tompkins were modified to accelerate vesting and, in the case of options, to extend the post-termination exercise period. These modifications are discussed in more detail below under “Potential Severance Payments upon Termination and upon Termination Following a Change in Control.”

Following our annual meeting of stockholders in May 2012, we completed a one-time stock option re-pricing program under which our U.S. employees with eligible stock options (excluding our executive officers and members of the Board) received a one-time reduction in the exercise price for such options. We conducted the re-pricing program, which was approved by our stockholders at the annual meeting, because a substantial decline in the market price of our common stock had reduced the performance and retention incentives provided by our equity award programs for employees, particularly those hired following our initial public offering in September 2010. No terms other than the exercise price of such options were affected. Only stock options with exercise prices per share higher than $24.00 held by U.S. employees of Amyris (all of which were outstanding under our 2010 Equity Incentive Plan and were non-statutory stock options), were included in the re-pricing program, and the new exercise price for such options was $16.00, our initial public offering price. As noted above, our executive officers and directors were not included in the program; however, some of the named executive officers who were not executive officers at the time of the program were included. Specifically, Messrs. Boynton and Loeb had eligible options that were re-priced under this program while they were not considered executive officers, as shown in the “Grants of Plan-Based Awards” table below.

In August 2012, Mr. Melo exercised vested options and sold the shares at $3.70 per share in a private sale to certain existing investors of the company in order to address personal liquidity needs. The company did not participate in this transaction, but was required by accounting rules to recognize compensation expense based on Mr. Melo’s income from the transaction above the fair value our common stock as of the date of the transaction; this amount is reflected as an award modification in the “Grants of Plan-Based Awards” table below. In September 2012, the committee approved option and restricted stock unit awards detailed for Mr. Loeb in the “Grants of Plan-Based Awards” table below. These awards were based on Mr. Loeb’s promotion in April 2012 and were intended to provide Mr. Loeb with equity awards that would bring his unvested equity value in line with at least the 75th percentile of the competitive market.

Please see the “Grants of Plan-Based Awards” table below for more information about the award types and sizes, grant dates, exercise prices and vesting of option awards described in the preceding paragraph.

Severance and Change of Control Agreements. We have entered into offer letters, or amendments to offer letters, with each of our named executive officers providing for certain payments upon termination of their employment with us without cause and upon termination without cause following a change of control. These payments, and the definition for this purpose of change of control, are described in detail below under “Potential Severance Payments upon Termination and upon Termination Following a Change in Control.”

We believe that these agreements appropriately balance our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. We note that our change in control terms include so-called “double trigger” provisions, so that the executive is not entitled to the severance payment by the mere occurrence of the change in control. We believe this feature will be an incentive to the executive to remain in the employ of the company if such continuation is required by our partner in a change in control transaction. We also believe that it is appropriate that our executives’ equity awards be treated, in the event of a change of control, like those of other employees and not accelerated if the executive’s employment continues following the change in control event.

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In addition, in May 2012, we entered into a separation agreement with Ms. Tompkins that provided for certain severance benefits beyond those contemplated by her offer letter. Her severance under that agreement is described in detail below under “Potential Severance Payments upon Termination and upon Termination Following a Change in Control.”

Other Executive Benefits and Perquisites. We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan.

We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent.

Some of the executives whom we have hired, including Messrs. Melo and Mills, held positions in locations outside of Northern California at the time that they agreed to join us. We have agreed in these instances to pay relocation expenses to these executives, including temporary housing, costs associated with commuting from our facilities to their family’s home outside of Northern California and reimbursement of expenses and losses incurred in disposing of real estate upon moving to Northern California. The amounts paid in 2012 to named executive officers are included in the “All Other Compensation” column in the “Summary Compensation Table” below and the associated footnotes. Given the cost of living in the San Francisco Bay Area relative to most other metropolitan areas in the U.S., we believe that in order for us not to be limited to hiring executives located near our headquarters in Emeryville, California, that we must be willing to offer to pay an agreed upon amount of relocation costs.

Other Compensation Practices and Policies. We have the following additional compensation practices and policies that apply to our named executive officers:

Timing of Equity Awards. The timing of equity awards has been determined by the Board or Leadership Development and Compensation Committee based on the Board’s or committee’s view at the time regarding the adequacy of executive equity interests in Amyris for purposes of retention and motivation.

In March 2012, our Board ratified our existing policy regarding equity award grant dates, fixing grant dates in an effort to ensure the integrity of the equity compensation award granting process. This policy took effect beginning with equity awards granted after the original adoption of the policy in March 2011. Under the policy, equity compensation awards are generally granted on the following schedule:

•	For equity awards to ongoing employees, the grant date is set as of the first business day of the week following the week in which the award is approved; and

•	For equity awards to new hires, the grant date is set as of the first business day of the week following the later of the week in which the award is approved or the week in which the new hire commences his or her employment.
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Tax Considerations. Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its president and chief executive officer and each of the other named executive officers (other than its chief financial officer), unless compensation is “performance based.” To date, the Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, our 2010 Equity Incentive Plan includes various provisions designed to allow us to qualify stock options and other equity awards and performance based compensation under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. Also, among other requirements, for certain awards granted under the 2010 Equity Incentive Plan to qualify as fully deductible performance-based compensation under Section 162(m), our stockholders were required to re-approve the plan on or before the first annual meeting of stockholders at which directors were to be elected that occurred after the close of the third calendar year following the calendar year of our initial public offering. We sought and received such approval at our 2012 annual meeting of stockholders.

Our Leadership Development and Compensation Committee may adopt a policy at some point in the future providing that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). Until such policy is implemented, our Leadership Development and Compensation Committee may, in its discretion, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Policy Regarding Restatements. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, the Board or the Leadership Development and Compensation Committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement. We anticipate that the Board or Leadership Development and Compensation Committee will adopt a policy regarding restatements in the future based on anticipated SEC and exchange regulations requiring listed companies to have a policy that requires repayment of incentive compensation that was paid to current or former executives over the three-year period prior to any restatement due to material noncompliance with financial reporting requirements.

Stock Ownership and Hedging Policies. We have not established stock ownership or similar guidelines with regards to our executive officers. All of our executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us. We have generally targeted the market 75th percentile for executive officer equity compensation.

We have a policy entitled “Procedures and Guidelines Governing Securities Trades by Company Personnel” (our “Insider Trading Policy”) that, among other things, prohibits trading while in possession of material non-public information. Under the Insider Trading Policy, our employees, officers and directors may not acquire, sell or trade in any interest or position relating to the future price of our securities (such as a put option, a call option or a short sale).

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Leadership Development and Compensation Committee Report*

The Leadership Development and Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Amyris, Inc. Leadership Development and Compensation Committee of the Board

Ralph Alexander (Chair)

John Doerr

Carole Piwnica

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
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Summary Compensation Table

The following table sets forth information regarding 2012 compensation earned by our named executive officers. The table shows compensation for 2012 and, where the individual was a named executive officer for the relevant prior year, 2011 and 2010.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Com- pensation ($)(1)	All Other Compensation ($)		Total ($)

John Melo	2012	500,000		—	965,000	637,903	100,000	10,279	(3)	2,213,182
President and Chief Executive Officer	2011	500,000		—	696,900	1,633,044	—	28,021	(4)	2,857,965
	2010	500,000		424,048	—	4,800,219	—	80,999	(5)	5,805,266

Steven Mills*	2012	298,558		—	690,000	750,876	90,000	199,779	(6)	2,029,213
Chief Financial Officer

Joel Cherry*	2012	366,667		—	598,300	62,510	60,000	—		1,087,477
President, Research and Development										—

Paulo Diniz*	2012	355,628	(7)	—	193,000	50,008	108,000	13,728	(8)	720,364
Chief Executive Officer, Amyris Brasil Ltda.	2011	304,735		300,000	1,212,000	4,860,250	—	10,210	(9)	6,687,195

Gary Loeb*	2012	270,000		—	425,300	286,244	48,600	—		1,030,144
Senior Vice President and General Counsel

Mark Patel*	2012	237,403		—	617,600	75,012	—	—		930,015
Former Senior Vice President, Commercial Operations

Tamara Tompkins*	2012	144,431		—	1,005,905	79,996	—	230,641	(10)	1,460,973
Former Executive Vice President and General Counsel	2011	300,000		1,268	303,000	660,994	—	—		1,265,262
	2010	300,000		260,262	—	478,021	—	—		1,038,283

*	Dr. Cherry and Messrs. Mills, Loeb and Patel were not named executive officers for fiscal 2010 or fiscal 2011 and Mr. Diniz was not a named executive officer for fiscal 2010. Mr. Diniz commenced his employment with Amyris in March 2011 and Mr. Mills commenced his employment with Amyris in May 2012. Messrs. Patel and Loeb commenced their employment with Amyris in prior years, but did not commence serving as executive officers of Amyris until May 2012 and October 2012, respectively. Ms. Tompkins departed from Amyris in May 2012 and Mr. Patel departed from Amyris in October 2012. For Mr. Mills, the amount shown in the salary column represents a partial year’s salary based on his May start date. For Mr. Patel and Ms. Tompkins, the amount shown in the salary column represents a partial year’s salary based on their departure dates. For Dr. Cherry and Mr. Loeb, as well as Mr. Patel and Ms. Tompkins, the amount shown in the salary column includes amounts earned during 2012 due to salary adjustments during the year.
1.	The amounts reported in the “Bonus” column represent discretionary bonuses determined by the Board for various executives in 2010 and 2011 and a sign-on bonus for Mr. Diniz in 2011, as well as spot bonuses in 2010 aggregating approximately $5,000 to $10,000 per person for certain of the named executive officers based on completion of specific projects. As required, under applicable rules of the SEC, payments under our 2012 annual bonus plan are included in the column entitled “Non-Equity Incentive Plan Compensation” as they were based upon satisfaction of pre-established performance targets, the outcome of which was substantially uncertain. In 2011, no annual bonuses were paid to executive officers under our 2011 bonus plan. In 2010, we did not have any non-equity incentive plans.
2.	The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 12, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. To the extent that outstanding equity awards were materially modified during the year, including the re-pricing of certain options discussed above under “Executive Compensation—2012 Compensation—Equity Awards,” the amounts in the “Stock Awards” and “Option Awards” columns reflect the incremental fair value, computed as of re-pricing or other modification date calculated in accordance with FASB ASC Topic 718, with respect to that re-priced or modified award. See the “Grants of Plan-Based Awards” table for additional information regarding stock and option awards granted in fiscal 2012. These amounts do not correspond to the actual value that may be recognized by the named executive officers.
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3.	Includes $10,279 of personal travel expenses, including commuting expenses.
4.	Includes $1,888 in technology purchases for Mr. Melo, $16,128 of fees and expenses associated with participation in and attendance of professional association events and related travel expenses, and $10,005 of personal travel expenses, including commuting expenses.
5.	Includes $9,616 in technology purchases for Mr. Melo, $17,976 of fees and expenses associated with participation in and attendance of professional association events and related travel expenses, $13,407 of personal travel expenses, including commuting expenses, and $40,000 for a portion of Mr. Melo’s membership costs for a venue used in part for business entertainment.
6.	Includes $28,283 for reimbursement for temporary housing and $171,496 for a $125,000 relocation stipend and reimbursement of relocation-related travel and other expenses.
7.	Mr. Diniz’s approved salary is $400,000; he is paid directly by Amyris Brasil and amounts reported in this table reflect the amount paid in Brazilian reais converted to U.S. dollars at the exchange rate on December 31, 2012.
8.	Includes $13,728 of personal travel expenses, including commuting expenses.
9.	Includes $10,210 for reimbursement of personal travel expenses, including commuting expenses.
10.	Includes $230,641 in severance payments.
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Grants of Plan-Based Awards in Fiscal 2012

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during fiscal 2012 to our named executive officers.

						All Other	All Other
						Stock	Option		Grant
						Awards:	Awards:		Date Fair
			Estimated Future Payouts			Number	Number of	Exercise or	Value of
			Under Non-Equity Incentive			of Shares	Securities	Base Price	Stock and
		Approval	Plan Awards			of Stock	Underlying	of Option	Option
	Grant	Date of	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date(1)	Grant(1)	($)(2)	($)(2)	($)(2)	(#)(3)	(#)(4)	($/Sh)(5)	($)(6)
John Melo	03/06/12	03/06/12	100,000	200,000	240,000
John Melo	04/09/12	04/05/12					100,000	3.86	250,040
John Melo	04/09/12	04/05/12				50,000		—	193,000
John Melo	04/09/12	04/05/12				200,000		—	772,000
John Melo(7)	08/31/12	NA							387,863
Steven Mills	03/06/12	03/06/12	84,000	150,000	180,000
Steven Mills	05/29/12	05/22/12					420,000	2.76	750,876
Steven Mills	05/29/12	05/22/12				250,000		—	690,000
Joel Cherry	03/06/12	03/06/12	56,000	100,000	120,000
Joel Cherry	04/09/12	04/05/12					25,000	3.86	62,510
Joel Cherry	04/09/12	04/05/12				55,000		—	212,300
Joel Cherry	04/09/12	04/05/12				100,000		—	386,000
Paulo Diniz	03/06/12	03/06/12	112,000	200,000	240,000
Paulo Diniz	04/09/12	04/05/12					20,000	3.86	50,008
Paulo Diniz	04/09/12	04/05/12				50,000		—	193,000
Gary Loeb	03/06/12	03/06/12	50,400	90,000	108,000
Gary Loeb	04/09/12	04/05/12					9,600	3.86	24,004
Gary Loeb	04/09/12	04/05/12				5,000		—	19,300
Gary Loeb(7)	05/25/12	05/24/12					30,000	16.00	6,300
Gary Loeb	09/24/12	09/21/12					95,000	4.06	255,940
Gary Loeb	09/24/12	09/21/12				100,000		—	406,000
Mark Patel	03/06/12	03/06/12	50,400	90,000	108,000
Mark Patel	04/09/12	04/05/12					30,000	3.86	75,012
Mark Patel	04/09/12	04/05/12				60,000		—	231,600
Mark Patel	04/09/12	04/05/12				100,000		—	386,000
Tamara Tompkins	03/06/12	03/06/12	56,000	100,000	120,000
Tamara Tompkins	04/09/12	04/05/12					30,000	3.86	75,012
Tamara Tompkins	04/09/12	04/05/12				65,000		—	250,900
Tamara Tompkins	04/09/12	04/05/12				100,000		—	386,000
Tamara Tompkins(7)	05/02/12	05/01/12					100,000	0.28	—
Tamara Tompkins(7)	05/02/12	05/01/12					7,166	4.31	2,006
Tamara Tompkins(7)	05/02/12	05/01/12					15,000	9.32	2,400
Tamara Tompkins(7)	05/02/12	05/01/12					7,000	16.50	350
Tamara Tompkins(7)	05/02/12	05/01/12					11,333	26.84	227
Tamara Tompkins(7)	05/02/12	05/01/12				6,666		—	(5,969)
Tamara Tompkins(7)	05/02/12	05/01/12				32,500		—	91,975
Tamara Tompkins(7)	05/02/12	05/01/12				100,000		—	283,000

1.	Our Board has adopted a policy regarding the grant date of such awards under which the grant date of all equity awards generally would be the first business day of the week following the week in which the award was approved by the Leadership Development and Compensation Committee. Notwithstanding such grant date, for purposes of determining the grant date fair value in accordance with FASB ASC Topic 718 (as described in footnote 6 below), the deemed grant date for restricted stock unit awards listed herein was generally the approval date set forth in the column entitled “Approval Date of Grant.” The entries on August 31, 2012 for Mr. Melo, May 25, 2012 for Mr. Loeb, and June 1, 2012 for Ms. Tompkins, reflect modification dates for outstanding equity awards. The August 31, 2012 modification date listed for Mr. Melo reflects an above-market sale by Mr. Melo to existing investors of the company. The company did not participate in this transaction, but was required by accounting rules to recognize compensation expense based on Mr. Melo’s income from the transaction above the fair value our common stock as of the date of the transaction; accordingly, this amount is reflected as an award modification for Mr. Melo as of August 31, 2012 and there was no relevant approval date for that item.
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2.	In March 2012, the Leadership Development and Compensation Committee approved a non-equity incentive plan under which the eligibility amounts reported under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were based. The terms of the plan and actual amounts paid out under the 2012 bonus plan are discussed above in this Proxy Statement under “Executive Compensation—2012 Compensation—Cash Bonuses” and the amounts paid out are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The estimated future payouts as of December 31, 2012 shown in this table reflect the annual incentive awards that would have been at the threshold, target and maximum levels for each individual assuming that cash bonuses had been paid at each of such levels.
3.	Amounts in this column represent restricted stock units granted under our 2010 Equity Incentive Plan:
•	Mr. Mills’ restricted stock unit award was granted pursuant to his employment offer letter and had a two-year vesting schedule from a vesting commencement date of April 1, 2012, with 10% of the units subject to the award vesting after one year, an additional 10% of the units subject to the award vesting after 18 months, and the remainder vesting after two years. Mr. Mills’ restricted stock unit award is subject to certain rights to acceleration of vesting upon a change in control of our company and termination of employment following a change in control, as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.”
•	Mr. Loeb received a restricted stock unit award in April 2012 as part of the annual grant process and it had a three-year vesting schedule from a vesting commencement date of April 9, 2012, with one third of the units vesting annually. Mr. Loeb also received a restricted stock unit award in September 2012 in connection with his promotion and it had a three-year vesting schedule from a vesting commencement date of October 1, 2012, with one third of the units vesting annually.
•	The other restricted stock unit awards granted in April 2012 had varying vesting schedules: the first April restricted stock unit award listed for each individual (the “focal” awards) other than Mr. Loeb was to vest according to a three-year vesting schedule from a vesting commencement date of April 1, 2012, with one third of the units subject to the award vesting annually. The second April restricted unit award listed for each of certain individuals (200,000 units for Mr. Melo, 100,000 units for Dr. Cherry, 100,000 units for Mr. Patel and 100,000 units for Ms. Tompkins, the “retention” awards) was to vest over a two year schedule: for everyone other than Ms. Tompkins, the full amount of the award was to vest after two years from April 1, 2012. For Ms. Tompkins, 10% of the units subject to the award were to vest on July 1, 2012, 40% of the units subject to the award were to vest on January 1, 2013, and 50% of the units subject to the award were to vest on April 1, 2014. Ms. Tompkins departed the company in May 2012 and Mr. Patel departed the company in October 2012, respectively.
4.	Amounts in this column represent stock option awards granted under our 2010 Equity Incentive Plan:
•	Mr. Mills’ option award was granted pursuant to his employment offer letter and had a four-year vesting schedule from a vesting commencement date of May 2, 2012, with 25% of the shares subject to the option vesting after one year and the remainder vesting in equal monthly installments over three years.
•	Mr. Loeb received an option award in April 2012 as part of the annual grant process and it had a four-year vesting schedule from a vesting commencement date of April 9, 2012, with 1/48th of the shares subject to the option vesting monthly. Mr. Loeb also received an option award in September 2012 in connection with his promotion and it had a four-year vesting schedule from a vesting commencement date of May 1, 2012, with 1/48th of the shares subject to the option vesting monthly.
•	The other option awards granted in April 2012 had a four-year vesting schedule from a vesting commencement date of April 1, 2012, with 1/48th of the shares subject to the option vesting monthly
•	The option grants are subject to certain rights to acceleration of vesting upon a change in control of our company and termination of employment following a change in control, as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.”
5.	The option exercise price per share is the closing price of our common stock on NASDAQ on the date of grant, which represents the fair value of our common stock on the same date. Restricted stock unit awards did not have any exercise price.
6.	Reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 12, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The grant date fair values provided for August 31, 2012 for Mr. Melo, May 25, 2012 for Mr. Loeb, and June 1, 2012 for Ms. Tompkins, reflect modifications to outstanding equity awards.
7.	The August 31, 2012 modification listed for Mr. Melo reflects an above-market sale by Mr. Melo to existing investors of the company. The May 25, 2012 modification listed for Mr. Loeb reflects the re-pricing of outstanding options held by Mr. Loeb in which the exercise price of outstanding options was reduced to $16.00 per share. The May 2, 2012 modification listed for Ms. Tompkins reflects modifications of outstanding options and restricted stock unit awards held by Ms. Tompkins to accelerate vesting of certain restricted stock unit awards (100% for two such awards and 50% for the third award), and to extend the exercise period for vested portions of the options. The amounts provided for the foregoing modifications represent the aggregate incremental fair value, computed as of re-pricing or other modification date calculated in accordance with FASB ASC Topic 718, with respect to such re-priced or modified awards. These amounts do not correspond to the actual value that will be recognized by the named executive officers.
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Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

The material terms of the named executive officers’ annual compensation, including base salaries, discretionary cash bonuses, our equity award granting practices and severance benefits and explanations of compensation decisions for cash and equity compensation during 2012 are described in the “Compensation Discussion and Analysis” section above. As noted below under “Agreements with Executives,” except for certain terms contained in offer letters and equity award agreements and our separation agreement with Ms. Tompkins, none of our named executive officers has entered into a written employment agreement with us.

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Outstanding Equity Awards as of December 31, 2012

The following table sets forth information regarding outstanding equity awards held as of December 31, 2012 by our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)*

John Melo	279,979	(1)(2)(3)	—	3.93	08/25/2018
	298,004	(1)(4)(5)	—	20.41	04/20/2020
	40,250	(6)(7)	43,750	26.84	04/15/2021
	16,666	(6)(8)	83,334	3.86	04/09/2022
						265,333	(9)(10)(11)	827,839

Steven Mills	—	(12)(13)	420,000	2.76	05/29/22	250,000	(8)(14)	780,000

Joel Cherry	163,500	(1)(2)(15)	—	4.31	09/14/2019
	20,000	(1)(4)(16)	—	9.32	01/07/2020
	11,979	(6)(7)	13,021	26.84	04/15/2021
	4,166	(6)(8)	20,834	3.86	04/09/2022
						161,666	(9)(10)(11)	504,398

Paulo Diniz	87,500	(2)(17)	162,500	26.84	04/15/2021
	3,333	(6)(8)	16,667	3.86	04/09/2022
						76,666	(8)(9)(17)	239,198

Gary Loeb	11,875	(12)(18)	18,125	16.00	06/13/2021
	1,600	(6)(19)	8,000	3.86	04/09/2022
	13,854	(6)(20)	81,146	4.06	09/24/2022
						105,000	(9)(21)	327,600

Mark Patel	50,000	(2)(22)	—	16.50	01/01/13
	7,875	(6)(7)	—	27.13	01/01/13
	3,750	(6)(8)	—	3.86	01/01/13

Tamara Tompkins	50,000	(1)(2)(23)	—	0.28	05/02/13
	7,166	(1)(2)(24)	—	4.31	05/02/13
	15,000	(1)(4)(16)	—	9.32	05/02/13
	7,000	(4)(25)	—	16.50	05/02/13
	11,333	(6)(7)	—	26.84	05/02/13

*	Calculated by multiplying the closing price of our common stock on NASDAQ on December 31, 2012, $3.12, by the number of units that had not vested as of December 31, 2012.
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1.	Options granted under the 2005 Stock Option/Stock Issuance Plan to our named executive officers are immediately exercisable, regardless of vesting schedule.
2.	Options vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date, which is a date fixed by the Board or Leadership Development and Compensation Committee when granting equity awards, and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.
3.	The vesting commencement date of this grant was June 3, 2008.
4.	Options vest at a rate of 1/60th of the original number of shares monthly from the vesting commencement date until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.
5.	The vesting commencement date of this grant is April 20, 2010.
6.	Options vest at a rate of 1/48th of the original number of shares monthly from the vesting commencement date until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.
7.	The vesting commencement date of this grant was January 1, 2011.
8.	The vesting commencement date of this grant was April 1, 2012.
9.	Restricted stock units vest at a rate of 1/3rd of the original number of units annually from the vesting commencement date until the third anniversary of the vesting commencement date, subject to continued service through each vesting date.
10.	Restricted stock units vest as to 100% of the units subject to the award on the second anniversary of the vesting commencement date, subject to continued service through each vesting date.
11.	The vesting commencement date of some grants was January 1, 2011. The vesting commencement date of other grants was April 1, 2012.
12.	Options vest as to 25% of the original number of shares on the first anniversary of the vesting commencement date, and as to an additional 1/48th of the original number of shares each month thereafter until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.
13.	The vesting commencement date of this grant was May 2, 2012.
14.	Restricted stock units vest as to 10% of the units subject to the award after one year from the vesting commencement date, an additional 10% of the units subject to the award after 18 months from the vesting commencement date, and the remainder after two years from the vesting commencement date.
15.	The vesting commencement date of this grant was November 3, 2008.
16.	The vesting commencement date of this grant was October 27, 2009.
17.	The vesting commencement date of this grant was March 1, 2011.
18.	The vesting commencement date of this grant was May 16, 2011.
19.	The vesting commencement date of this grant was April 9, 2012.
20.	The vesting commencement date of this grant was May 1, 2012.
21.	The vesting commencement date of this grant was October 1, 2012.
22.	The vesting commencement date of this grant was August 23, 2010.
23.	The vesting commencement date of this grant was November 6, 2006.
24.	The vesting commencement date of this grant was October 1, 2008.
25.	The vesting commencement date of this grant was August 1, 2010.

Option Exercises and Stock Vested During Fiscal 2012

The following table shows information regarding exercise of options and vesting of restricted stock and restricted stock units held by our named executive officers during fiscal 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John Melo	668,730	2,086,438
Tamara Tompkins	50,000	179,008
John Melo			7,667	94,074
Joel Cherry			3,334	40,908
Paul Diniz			13,334	69,203
Tamara Tompkins			3,334	40,908
Tamara Tompkins			139,166	393,840

1.	Values realized on exercise or vesting are calculated based on the closing price as reported on NASDAQ for our common stock on the date of exercise. Stock awards include restricted stock units, which are settled solely in shares of our common stock. These amounts are presented solely for purposes of this table, and do not correspond to the actual value that was recognized by such individuals. Mr. Melo sold the shares of common stock issued upon exercise of his options to existing investors of the company for $3.70 per share, which was a premium to the market price on the date of sale.
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Pension Benefits

None of our named executive officers participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participates in, or has account balances in, a traditional non-qualified deferred compensation plan or other deferred compensation plans maintained by us.

Potential Severance Payments upon Termination and upon Termination Following a Change in Control

Change in Control Arrangements in Named Executive Officer Terms of Employment

The initial offer letters of Messrs. Melo, Mills, Diniz, Loeb and Patel and Dr. Cherry, as amended for Messrs. Loeb and Melo and Dr. Cherry, provided terms of employment that include severance terms. Ms. Tompkins offer letter, as amended, also contained severance terms, which were superseded by her separation agreement described below. The terms in our offer letters other than for Mr. Mills provide that, if we terminate the employment of the respective named executive officer for any reason other than for cause, he or she will be eligible to receive severance equal to 12 months of base salary, payable in accordance with our regular payroll practices. These payments will be terminated as of the date of commencement of employment with another employer. In addition, in the event of such termination, we will pay for the respective named executive officer to receive COBRA benefits until the earlier of (i) 12 months from termination and (ii) commencement of employment with another employer. For Mr. Mills, if we terminate his employment for any reason other than for cause or Mr. Mills resigns because he is constructively terminated, he will be eligible to receive severance equal to six months of base salary, payable in accordance with our regular payroll practices, plus we will pay for COBRA benefits until the earlier of (i) six months from termination and (ii) commencement of employment with another employer. We also agreed that, if we terminate the employment of Mr. Mills without cause or he resigns because he is constructively terminated within his first year of employment, he would be eligible for the following vesting acceleration: his initial option would become vested as to a number of shares equal to the total shares subject to the award multiplied by a fraction equal to the number of complete months served by Mr. Mills divided by 48. Certain of the other named executive officers had the same provision in their agreements, but all of them other than Mr. Mills had been employed for more than a year as of December 31, 2012.

We also agreed that in the offer letters that if we terminate any of our named executive officers other than Messrs. Melo and Mills without cause or constructively terminate the employment of such named executive officers, in either case within six months of a change of control of Amyris, the terminated individual will be eligible to receive the benefits described in the preceding paragraph and accelerated vesting of 50% of any unvested shares subject to his or her outstanding options as of the date of termination. Mr. Melo’s offer letter provided for the same acceleration, except that we also agreed that, in any event, he would be eligible to become vested in at least 75% of the shares subject to his options. For illustration, if, after applying the 50% acceleration of unvested shares described above, the total vested shares subject to Mr. Melo’s options were less than 75% of the total overall shares subject such options, then 75% of the shares subject to his outstanding options would become vested. However, if, after applying the 50% acceleration of unvested shares described above, the total vested shares subject to his options were more than 75% of the total overall shares subject to such options, then that greater number would apply. For Mr. Mills, we agreed that if we terminate his employment without cause or he resigns because he is constructively terminated, in either case within six months of a change of control of Amyris, he will be eligible to receive the severance benefits described in the preceding paragraph for Mr. Mills and accelerated vesting of a percentage of his initial restricted stock unit award. Specifically, we agreed that if such termination occurred:

•	within the first 12 months of his employment, 10% of the total restricted stock units subject to the award would become vested;

•	during the period from the 13th month through the 18th month of his employment, 10% of the total restricted stock units subject to the award would become vested; and
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•	during the period from the 19th month of his employment through the second anniversary of his start date, a number of restricted stock units equal the total number of restricted stock units subject to the award multiplied by a fraction equal to the number of complete months of his continued employment after the 18th month of his employment divided by six.

We also agreed that if such termination of Mr. Mills were to occur after two years, he would be eligible to receive all the standard severance payment described above, plus vesting of 50% of the unvested shares subject to all of his outstanding options.

As a condition to receipt of any of the benefits set forth in the preceding two paragraphs, the respective named executive officer must execute a release of claims in our favor and return to us any of our property and confidential information in his or her possession. In addition, to receive his severance and change of control benefits, Mr. Melo must resign from the Board. The foregoing benefits are also generally contingent on continued compliance by the named executive officer with confidentiality, non-solicitation and similar post-termination obligations.

For purposes of the above benefits, a change of control generally includes (i) any transaction after which our then current stockholders own less than 50% of the voting power of the surviving entity or its parent; (ii) a merger, reorganization or consolidation or other acquisition of Amyris after which our then-current stockholders transfer more than a majority of the voting power of the company; and (iii) a sale of all or substantially all of our assets.

Constructive termination for the named executive officers other than Mr. Mills generally means resignation of employment within a designated period of time after any of the following events, each of which must occur within five months of our change of control, with respect to Mr. Melo, and within six months of our change of control with respect to the other named executive officers: a material reduction in responsibilities or base salary (unless the reduction is comparable to and part of a reduction of all executive officers) or a relocation of principal office more than 50 miles from the location of the named executive officer’s office immediately before a change of control. For Mr. Mills, constructive termination means resignation of employment under the same general conditions, except that the triggering event does not have to be in proximity to a change of control (since, for Mr. Mills, severance triggered by constructive termination can occur outside of the context of a change of control).

Cause generally includes any of the following: (i) failure or refusal to comply in any material respect with any of our policies; (ii) a violation of law or regulation applicable to our business; (iii) conviction or plea of no contest to a felony and in addition, in some instances a misdemeanor involving moral turpitude; (iv) fraud or misappropriation of our property; (v) non-performance, non-compliance or interference with the other party’s performance under the terms of any confidentiality, invention assignment or proprietary information agreement with us or with a former employer, (vi) failure to satisfactorily perform duties after having received written notice of such failure and at least 30 days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of employment duties to us.

To the extent any severance benefits to a named executive officer constitute deferred compensation subject to Section 409A of the Code and that officer is deemed a “specified employee” under Section 409A, then we will defer payment of these benefits to the extent necessary to avoid adverse tax treatment.

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The following table summarizes the potential payments and benefits payable to each of our named executive officers other than Ms. Tompkins (whose actual severance is summarized below) and Mr. Patel (who did not receive any severance benefits in connection with his departure) upon (i) termination of employment other than for cause and (ii) termination without cause or constructive termination following a change in our control, modeling, in each situation, that termination and change of control, where applicable, occurred on December 31, 2012.

	Qualifying Termination Other Than for Cause Not in Connection with a Change of Control			Qualifying Change of Control and Termination Without Cause or Constructive Termination Within Qualifying Period Following a Change of Control
Name	Base Salary($)(1)	COBRA Benefits($)(1)	Value of Accelerated Options or Shares($)(2)	Base Salary($)(1)	COBRA Benefits($)(1)	Value of Accelerated Options or Shares($)(2)
John Melo	500,000	26,605	—	500,000	26,605	—
Steven Mills	225,000	9,317	22,050	225,000	9,317	100,050
Joel Cherry	350,000	141	—	350,000	141	—
Paulo Diniz	400,000	16,396	—	400,000	16,396	—
Gary Loeb	300,000	18,634	—	300,000	18,634	—

(1)	The amounts in this column assume that the respective named executive officer has not started employment with another company before the expiration of 12 months from termination of his or her employment with us.
(2)	With respect to outstanding options as of December 31, 2012, this amount is equal to (a) the number of shares underlying unexercised options that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2012, change of control and employment termination, multiplied by (b) the excess of $3.12, the closing market price of our common stock on NASDAQ as of December 31, 2012, over the exercise price of the options. With respect to restricted stock unit awards held by the named executive officer, this amount is equal to (a) the number of unvested units that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2012, change of control and employment termination, multiplied by (b) $3.12. Options with exercise prices higher than $3.12 are excluded from the calculation.

Tompkins Separation Agreement

In connection with her May 2012 separation from service, Ms. Tompkins received the severance benefits provided by her offer letter, as described above. In addition to such payments, Ms. Tompkins received acceleration of unvested restricted stock units subject to her outstanding restricted stock unit awards, and an extension of her exercise period for her outstanding stock options from three months to one year from her separation date. As a condition of receiving such benefits, Ms. Tompkins was required to execute a release of claims in our favor. The ongoing benefits are also contingent on continued compliance Ms. Tompkins with confidentiality, non-solicitation and similar post-termination obligations. Ms. Tompkins severance payments and benefits that became payable under her separation agreement are summarized below:

Name	Base Salary($)(1)	COBRA Benefits($)(1)	Value of Accelerated Options or Shares($)(2)
Tamara Tompkins	350,000	24,070	434,198

(1)	The amounts in this column assume that Ms. Tompkins has not started employment with another company before the expiration of 12 months from termination of her employment with us.
(2)	This amount is equal to the number of unvested units that vested as a direct result of employment termination multiplied by $3.12, the closing market price of our common stock on NASDAQ on December 31, 2012. Ms. Tompkins did not receive any acceleration with respect to her outstanding stock options, but did receive an extension of the post-termination exercise period for such options (from three months to one year following termination). Additional details regarding the modifications to Ms. Tompkins’ outstanding equity awards are provided in the “Summary Compensation Table” and “Grants of Plan-Based in Fiscal 2012” table above

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Agreements with Executives

We do not have formal employment agreements with any of our named executive officers. The initial compensation of each named executive officer was set forth in an offer letter that we executed with him or her at the time his or her employment with us commenced and that, for Dr. Cherry and Messrs. Melo, Mills and Loeb was later amended. Each offer letter provides that the named executive officer’s employment is at will.

As a condition to their employment, our named executive officers entered into non-competition, non-solicitation and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to solicit our employees during his or her employment and for a period of 12 months after the termination of his or her employment, (ii) not to compete with us or assist any other person to compete with us during the officer’s employment with us and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his or her employment.

See above “Executive Compensation—Potential Payments upon Termination and upon Termination Following a Change in Control” for a description of potential severance payments and benefits to which our named executive officers may become entitled in connection with certain employment terminations. In addition to severance provisions, Mr. Mill’s offer letter provided for certain relocation and other benefits as noted in the “All Other Compensation” column in the “Summary Compensation Table” above and the associated footnotes.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our currently-effective bylaws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain an insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

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At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers adopted written plans, known as Rule 10b5-1 plans, in 2011 under which they contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

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Director Compensation

Mr. Melo did not receive any compensation in connection with his service as a director due to his status as an employee. Former director, Dr. Renninger, received employee compensation through June 30, 2012, and thereafter received non-employee director compensation in addition to severance amounts paid in connection with the termination of his employment, as described in more detail below under “Narrative to Director Compensation Tables.” Dr. Renninger was not a named executive officer for 2012, so his compensation is discussed in this section rather than in the “Executive Compensation” section of this proxy statement. The compensation that we pay to Mr. Melo is discussed in the “Executive Compensation” section of this prospectus. Dr. Renninger was previously employed in the capacity of Chief Technical Officer and received cash compensation and equity awards in such capacity, as determined by our Leadership Development and Compensation Committee, until his departure as an employee of Amyris in June 2012. Dr. Renninger resigned from the Board in February 2013.

Director Compensation for Fiscal Year 2012

During the fiscal year ended December 31, 2012, our directors who served during 2012 (other than Mr. Melo) received the following compensation:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)
Ralph Alexander	57,500	14,134	10,650	—	82,284
Philippe Boisseau	40,000	—		—	40,000
Nam-Hai Chua(6)	21,667	54,554	10,650	—	86,871
John Doerr	47,806	14,134	10,650	—	72,590
Geoffrey Duyk(6)	31,403	46,134	10,650	—	88,187
Samir Kaul(6)	17,792	—	—	—	17,792
Arthur Levinson	40,000	14,134	10,650	—	64,784
Patrick Pichette	56,694	14,134	10,650	—	81,478
Carole Piwnica	52,306	14,134	10,650	—	77,090
Fernando de Castro Reinach	40,000	14,134	10,650	—	64,784
Neil Renninger(6)	20,000	—	—	909,378	929,378
HH Sheikh Abdullah bin Khalifa Al Thani(6)	31,778	83,864	10,650	—	126,292

(1)	Reflects board, committee chair and committee retainer fees earned during fiscal 2012, as well as reimbursement of expenses.
(2)	The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 12, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These amounts do not correspond to the actual value that may be recognized by the directors.
(3)	At December 31, 2012, the following non-employee directors each held equity awards covering the following aggregate numbers of shares and units:

Name	Outstanding Options (Shares)	Outstanding Stock Awards (Units)
Sheikh Abdullah bin Khalifa Al Thani	26,000	3,000
Ralph Alexander	77,000	3,000
Nam-Hai Chua	26,000	3,000
John Doerr	32,000	3,000
Geoffrey Duyk	26,000	3,000
Arthur Levinson	152,000	3,000
Patrick Pichette	112,000	3,000
Carole Piwnica	32,000	3,000
Fernando de Castro Reinach	32,000	3,000

At December 31, 2012, Dr. Renninger held the equity awards described below under footnote 5 to this table, all of which were granted in connection with his employment and not as director compensation.
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(4)	In March 2012, HH received an initial stock option award under our 2010 Equity Incentive Plan under the director compensation program described below under “Narrative to Director Compensation Tables.” Similarly, Dr. Duyk received an initial director stock option award in May 2012, and Dr. Chua received an initial director stock option award in June 2012. In July 2012, each of our non-employee directors other than Mr. Boisseau (and excluding Mr. Kaul, who resigned in May 2012, and Dr. Renninger, who was not included in the annual award due to his status as an employee through June 2012) received an annual stock option award and restricted stock unit award under our 2010 Equity Incentive Plan. Mr. Boisseau declined the annual award. These awards were contemplated by our director compensation program (described in “Narrative to Director Compensation Tables” below). With the exception of the initial director stock option awards granted to HH, Dr. Duyk and Dr. Chua, these option and restricted stock unit awards will become fully vested one year from a vesting commencement date of August 9, 2012. For the 20,000 options each granted to Messrs. Al Thani, Chua and Duyk, these options will vest in quarterly increments over three years from the vesting start date at a rate of 1/12 per quarter The grant date fair value for these awards, as calculated under FASB ASC Topic 718 for financial statement reporting purposes was as shown

Name	Date of Grant	Number of Shares of Stock or Units (#) (1)	Number of Securities Underlying Options ($) (2)	Exercise Price Per Share ($)	Value of Stock and Option Awards ($) (2)
Ralph Alexander	07/19/2012		6,000	3.55	14,134
Ralph Alexander	07/19/2012	3,000		—	10,650
Nam-Hai Chua	06/18/2012		20,000	3.12	40,420
Nam-Hai Chua	07/19/2012		6,000	3.55	14,134
Nam-Hai Chua	07/19/2012	3,000		—	10,650
John Doerr	07/19/2012		6,000	3.55	14,134
John Doerr	07/19/2012	3,000		—	10,650
Geoffrey Duyk	05/07/2012		20,000	2.47	32,000
Geoffrey Duyk	07/19/2012		6,000	3.55	14,134
Geoffrey Duyk	07/19/2012	3,000		—	10,650
Arthur Levinson	07/19/2012		6,000	3.55	14,134
Arthur Levinson	07/19/2012	3,000		—	10,650
Patrick Pichette	07/19/2012		6,000	3.55	14,134
Patrick Pichette	07/19/2012	3,000		—	10,650
Carole Piwnica	07/19/2012		6,000	3.55	14,134
Carole Piwnica	07/19/2012	3,000		—	10,650
Fernando de Castro Reinach	07/19/2012		6,000	3.55	14,134
Fernando de Castro Reinach	07/19/2012	3,000		—	10,650
HH Sheikh Abdullah bin Khalifa Al Thani	03/19/2012		20,000	5.34	69,730
HH Sheikh Abdullah bin Khalifa Al Thani	07/19/2012		6,000	3.55	14,134
HH Sheikh Abdullah bin Khalifa Al Thani	07/19/2012	3,000		—	10,650

(5)	The amount shown for Dr. Renninger in the “All Other Compensation” column represents his total compensation other than as a director. Such amount includes salary through his departure date ($147,917), retroactive pay due to a salary increase during 2012 ($14,583), accrued vacation paid out upon termination ($21,922), and the grant date fair value of stock option awards during 2012 ($201,906) and restricted stock unit awards during 2012 ($373,050), including the incremental fair value of modifications to outstanding awards in connection with Dr. Renninger’s separation agreement (described below under “Narrative to Director Compensation Tables”), all as computed in accordance with FASB ASC Topic 718, and severance pay ($150,000).
(6)	Mr. Kaul resigned from the Board in May 2012 and did not receive the annual equity award grant to outside directors. The fees earned by Mr. Kaul in 2012 represent retainer fees earned by him through his resignation date. HH joined the Board in March 2012, Dr. Duyk joined the Board in May 2012 and Dr. Chua joined the Board in June 2012; the fees earned by such individuals in 2012 represent fees earned for the portion of the year that they served on the Board. Dr. Renninger served on the Board throughout 2012; however, he was an employee through June 30, 2012, and did not earn director compensation until the third quarter of 2012. Dr. Renninger resigned from the Board in February 2013.

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Narrative to Director Compensation Tables

In December 2010, the Board adopted a director compensation program that took effect on January 1, 2011. In February 2012 and October 2013, respectively, the Leadership Development and Compensation Committee determined that it would not recommend to the Board any changes to such program for 2012 or 2013, respectively. Under this program, in each case subject to final approval by the Board with respect to equity awards:

•	Each non-employee director receives an annual cash retainer of $40,000, an initial award of an option to purchase 20,000 shares of our common stock upon joining the Board, and an annual award of an option to purchase 6,000 shares and of 3,000 restricted stock units. The initial option award vests in equal quarterly installments over three years, and the annual option and restricted stock unit awards become fully vested after one year.

•	The chair of the Audit Committee receives an additional annual cash retainer of $15,000.

•	The chair of the Leadership Development and Compensation Committee receives an additional annual cash retainer of $10,000.

•	The chair of the Nominating and Governance Committee receives an additional annual cash retainer of $9,000.

•	Audit Committee, Leadership Development and Compensation Committee and Nominating and Governance Committee members other than the chair receive an annual retainer of $7,500, $5,000 and $4,500, respectively.

In general, we pay all the retainers described above quarterly in arrears. In cases where a non-employee director serves for part of the year in a capacity entitling him or her to a retainer payment, the retainer is prorated to reflect his or her period of service in that capacity. Non-employee directors are also eligible for reimbursement of their expenses incurred in attending Board meetings.

Renninger Separation Agreement

In connection with his June 2012 separation from service, we agreed to provide Dr. Renninger with severance pay equal to 12 months of base salary, payable in accordance with our regular payroll practices. These payments will be terminated as of the date of commencement of employment with another employer. We also agreed to pay for Dr. Renninger to receive COBRA benefits until the earlier of (i) 12 months from termination and (ii) commencement of employment with another employer. In addition to such payments, Dr. Renninger received acceleration of unvested restricted stock units subject to his outstanding stock option and restricted stock unit awards, and an extension of his exercise period for his outstanding stock options from three months to one year from his separation date. As a condition of receiving such benefits, Dr. Renninger was required to execute a release of claims in our favor. The ongoing benefits are also contingent on continued compliance by Dr. Renninger with confidentiality, non-solicitation and similar post-termination obligations.

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Compensation Committee Interlocks and Insider Participation

The members of the Leadership Development and Compensation Committee for fiscal 2012 were Ralph Alexander, John Doerr (from May 2012), Samir Kaul (through May 2012), Carole Piwnica (from May 2012) and Patrick Pichette (through May 2012). None of these directors was an officer or employee of Amyris or any of our subsidiaries in fiscal 2012, nor are any of these directors former officers of Amyris or any of our subsidiaries. Except as set forth under “Transactions with Related Persons” below, none of these directors has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors or as a member of the compensation or similar committee of any entity that has one or more executive officers who have served on our Board or Leadership Development and Compensation Committee during fiscal 2012. Messrs. Doerr and Kaul, Dr. Duyk and Ms. Piwnica may be deemed to have interests in certain transactions with us, as more fully described in “Transactions with Related Persons” below.

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Transactions with Related Persons

In addition to the compensation arrangements, including employment, termination of employment and change in control and indemnification arrangements, discussed, when required, above under “Executive Compensation—Limitation of Liability and Indemnification,” the following is a description of each transaction since the beginning of 2012, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of the transactions in issue, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Total Transactions

In July 2012, we entered into the following agreements with Total G&P:

•	Master Framework Agreement

•	Second Amendment to the Technology License, Development, Research and Collaboration Agreement (“Second Amendment”)

•	Securities Purchase Agreement

•	Registration Rights Agreement

As background, in November 2011, we entered into an initial amendment to the original collaboration agreement with Total G&P with respect to development and commercialization of Biofene for diesel. This represented an expansion of the initial collaboration that we established in 2010, which provided that we and Total G&P would identify and develop certain potential products for development and commercialization, and that Total G&P would pay up to the first $50 million in research cost for selected projects. The November 2011 amendment established a global, exclusive collaboration for the development of Biofene for diesel and a framework for the creation of a joint venture to manufacture and commercialize Biofene for diesel. In addition, a limited number of other potential products were subject to development for the joint venture on a non-exclusive basis.

The transactions contemplated by the July 2012 agreements specified above were intended to focus our collaboration with Total G&P on Biofene-based diesel and jet fuels and simplify the funding and governance relative to the first amendment. Such agreements expanded Total G&P’s investment in the farnesene collaboration, incorporate the development of certain joint venture products for use in diesel and jet fuel into the scope of the collaboration, and change the structure of the funding from Total G&P to include a convertible debt mechanism.

Collaboration Terms

Under the Master Framework Agreement and Second Amendment (which superseded the November 2011 amendment), the scope of the collaboration initially contemplated by the parties under the November 2011 amendment was modified to encompass certain joint venture products for use in diesel and jet fuel on a worldwide basis and to provide a new structure for the research and development program and formation of the joint venture to commercialize the products encompassed by the program.

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General Collaboration Structure

Under the July 2012 agreements, we control operations and execution of the research and development program subject to strategic and ultimate decision-making authority by a management committee composed of Amyris and Total G&P representatives, and Total G&P participates in the ultimate joint venture, or receives rights to recover its investment if, at a series of decision points, it decides not to proceed with the research, development and commercialization program (as described in more detail below). The agreements contemplate that the parties would grant exclusive manufacturing and commercial licenses to the joint venture for the joint venture products when the joint venture is formed (subject to requirements for us to grant the license to Total G&P in the event the joint venture is not formed because of a deadlock, as described below, followed by an election by us to sell to Total G&P the assets we otherwise would have contributed to the joint venture, or earlier under certain circumstances), and that we would retain the right to make and sell products other than the joint venture products. The July 2012 agreements provide that the joint venture licenses are to be consistent with the principle that development, production and commercialization of the joint venture products in Brazil will remain with Amyris unless Total G&P elects, after formation of the joint venture, to have such business contributed to the joint venture (see below for additional detail). The July 2012 agreements also provide that certain joint venture non-exclusive products that were contemplated by the December 2011 amendment are no longer to be included in the joint venture, but that the parties will explore potential development and commercialization of such products at a later date.

Go/No-Go Decisions and Funding

The July 2012 agreements contemplate that the research and development efforts under the research, development and commercialization program may extend through 2016, with a series of “Go/No-Go” decisions by Total G&P through such date tied to funding by Total G&P. Specifically, the agreements provided that Total G&P would fund $15 million to us in July 2012 and an additional $15 million in September 2012, each of which has been funded as contemplated by the agreements. Total G&P also agreed, in March 2013, to proceed with an additional $30 million in funding contemplated by the July 2012 agreements for 2013. Total G&P may, if it chooses to proceed with the research, development and commercialization program, fund an additional $10.85 million in July 2014 and $10.85 million in January 2015. In each case, the funding would occur under the Securities Purchase Agreement and convertible promissory notes as described below under “Notes Offering.” Thirty days following the earlier of the completion of the research and development program and December 31, 2016, Total G&P has a final opportunity to decide whether or not to proceed with the program (the “Final Go/No-Go Decision”). Under the July 2012 agreements, the $50 million in funding by Total G&P originally contemplated under the 2010 collaboration agreement is deemed to be exhausted.

At the 2014 decision point tied to the funding described above, if Total G&P decides not to continue to fund the research, development and commercialization program (or, at any funding date does not provide funding based on a failure by Amyris to satisfy a closing condition under the Securities Purchase Agreement or Total G&P’s breach of the Securities Purchase Agreement) (a “No-Go” decision), the notes previously issued under the Securities Purchase Agreement would remain outstanding and become payable by us at the maturity date in 2017 (as described in more detail below under “Notes Offering”), the research, development and commercialization program and associated agreements would terminate, all Amyris rights granted for use in farnesene-based diesel and farnesene-based jet fuel would revert to us, and no joint venture would be formed to commercialize the joint venture products.

In the Final Go/No-Go Decision, Total G&P may elect to (i) go forward with the full research, development and commercialization program (diesel and jet fuel) (a “Go” decision), (ii) not continue its participation in the full program (which would constitute a No-Go decision), or (iii) go forward only with the jet fuel component of the program (a “Jet Go” decision), with the following outcomes:

•	Go. For a Go decision by Total G&P with respect to the whole program, the parties would form the joint venture and the notes would be canceled.

•	No-Go. For a No-Go decision by Total G&P with respect to the whole program, the consequences would be as described above for earlier “No-Go” decisions by Total G&P.

•	Jet Go. For a decision by Total G&P to proceed with the jet fuel component of the program and not the diesel component of the program, 70% of the principal amount outstanding under the notes would remain outstanding and become payable by Amyris at the maturity date and 30% of the outstanding principal of such notes would be canceled, the diesel product would no longer be included in the collaboration, the joint venture would not receive rights to products for use in diesel fuels, and the joint venture would be formed by the parties to commercialize products for use in jet fuels.

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Joint Venture

The July 2012 agreements contemplate that the parties will finalize the structure for the joint venture in the future as set forth in the Master Framework Agreement and that the joint venture, if and when it is formed, would, subject to the conditions described below and absent other agreement, be owned equally (50%/50%) by Amyris and Total G&P. Under the agreements, the parties will, prior to the projected completion date, enter into a shareholders’ agreement governing the joint venture, agree on the budget and business plan for the joint venture, and form the joint venture. In addition, following a final “Go” decision, the parties would enter into the joint venture license agreements, contribution agreements and other agreements required to establish the joint venture and enable it to operate.

Within 30 days prior to the Final Go/No-Go Decision, Total G&P may declare a “deadlock” if the parties fail to come to agreement on various matters relating to the formation of the joint venture, at which point Total G&P may (i) elect to declare a No-Go decision, which has the consequences described above, or (ii) initiate a process whereby the fair value of the proposed joint venture would be determined and we would then have the option to elect to: (x) sell to Total G&P the assets that we would have been required to contribute to the joint venture for an amount equal to 50% of such fair value; (y) proceed with the formation of the joint venture (accepting Total G&P’s position with respect to the funding requirement of the joint venture) and become a 50% owner of the joint venture; or (z) proceed with the formation of the joint venture (accepting Total G&P’s position with respect to the funding requirements of the joint venture) and then sell all or a portion of our 50% interest in the joint venture to Total G&P for a price equal to the fair value multiplied by the percentage ownership of the joint venture sold to Total G&P.

The July 2012 agreements provide that we would initially retain our ability to develop our diesel and jet fuel business in Brazil, and that Total G&P has an option to require us to contribute our Brazil diesel and jet fuel business to the joint venture at a price determined pursuant to the Master Framework Agreement. Such option terminates if the joint venture is not formed or if Total G&P subsequently buys out our joint venture contribution. Furthermore, the option is limited to the jet fuel business if Total G&P opts out of the diesel component of the program as described above.

Pro Rata Rights

Under the Master Framework Agreement, Total G&P has a right to participate in our future equity or convertible debt financings through December 31, 2013 to preserve its pro rata ownership of Amyris and thereafter in limited circumstances. The purchase price for the first $30 million of purchases under this pro rata right would be paid by cancellation of outstanding notes held by Total G&P. In December 2012, Total G&P canceled $5 million of outstanding notes in connection with these pro rata rights as described below under “Private Placement Financings.”

Notes Offering

The Securities Purchase Agreement contemplates the sale of an aggregate of $105 million in senior unsecured convertible promissory notes as follows:

•	2012 Closing. In an initial closing under the Securities Purchase Agreement (which initial closing was completed in two installments): (i) in July 2012, we sold an initial 1.5% Senior Unsecured Convertible Note Due 2017 to Total G&P in the face amount of $38.3 million for $38.3 million in proceeds, including $15 million in new funds and repayment by us of $23.3 million in previously-provided diesel research and development funding by Total G&P, and (ii) in September 2012, we sold an additional 1.5% Senior Unsecured Convertible Note Due 2017 to Total G&P in the face amount of $15 million for $15 million in new funds.

•	Future Closings. The Securities Purchase Agreement provides that additional notes may be sold in subsequent closings in July 2013 (for cash proceeds to us of $30 million) and July 2014 (for cash proceeds to us of $21.7 million, which would be settled in an initial installment of $10.85 million payable at such closing and a second installment of $10.85 million payable in January 2015). The funding for the July 2013 closing may be accelerated as contemplated by the March 2013 letter agreement described below.

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Each of the closings under the Securities Purchase Agreement is subject to customary closing conditions such as receipt of requisite approvals, good standing of Amyris and accuracy of representations and warranties. In addition, Total G&P’s obligations with respect to the 2014 closing are subject to a condition that Total G&P has not made a No-Go decision prior to a notice deadline. The subsequent installments for settlement of the third closing described above are subject to conditions that certain representations and warranties by Amyris continue to be true as of the date of such installment payment.

In March 2013, we entered into a letter agreement with Total G&P under which Total G&P agreed to waive its right to cease its participation in our fuels collaboration at the July 2013 decision point referenced above, and committed to proceed with the July 2013 funding tranche of $30.0 million (subject to the our satisfaction of the relevant closing conditions for such funding in the Securities Purchase Agreement). As consideration for this waiver and commitment, we agreed to:

•	Reduce the conversion price for the senior unsecured convertible promissory notes to be issued in connection with such funding from $7.0682 per share to a price per share equal to the greater of (i) the consolidated closing bid price of our common stock on the date of the letter agreement, plus $0.01, and (ii) $3.08 per share, provided that the conversion price will not be reduced by more than the maximum possible amount permitted under the NASDAQ rules such that the new conversion price would require us to obtain stockholder consent; and

•	Grant Total G&P a senior security interest in our intellectual property, subject to certain exclusions and subject to release by Total G&P when we and Total G&P enter into final documentation regarding the establishment of the joint venture.

In addition to the waiver by Total G&P described above, Total G&P also agreed that, at our request and contingent upon us meeting our obligations described above, it would pay advance installments of the amounts otherwise payable at the July 2013 closing. Specifically, if we requests such advance installments, subject to certain closing conditions and delivery of certifications regarding our cash levels, Total G&P is obligated to fund $10 million no later than May 15, 2013, and an additional $10 million no later than June 15, 2013, with the remainder funding on the original July closing date.

Terms of Notes. The notes each have a March 1, 2017 maturity date and a conversion price equal to $7.0682 per share of our common stock (except as adjusted by the March 2013 letter agreement for notes issued in 2013). The notes bear interest of 1.5% per year (with a default rate of 2.5%), accruing from date of funding and payable at maturity or on conversion or a change of control where Total G&P exercises a right to require us to repay the notes. Accrued interest is canceled if the notes are canceled based on a Go decision.

The notes become convertible into our common stock (i) within 10 trading days prior to maturity (if they are not canceled as described above prior to their maturity date), (ii) on a change of control of Amyris, (iii) if Total G&P is no longer the largest stockholder of Amyris following a “No-Go” decision (subject to a six-month lock-up with respect to any shares of common stock issued upon conversion), and (iv) on a default by us. If Total G&P makes a final “Go” decision, then the notes will be exchanged by Total G&P for equity interests in the joint venture, after which the notes will not be convertible and any obligation to pay principal or interest on the notes will be extinguished. If Total G&P makes a “No-Go” decision, the outstanding notes will remain outstanding and become repayable at maturity.

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The conversion price of the notes is subject to adjustment for proportional adjustments to outstanding common stock and under anti-dilution provisions in case of certain dividends and distributions. Total G&P has a right to require repayment of 101% of the principal amount of the notes in the event of a change of control of Amyris. In addition, if Total G&P does not require such repayment upon a change of control, then upon conversion of the notes following such change of control, we are required to pay, subject to a cap, the interest that would have otherwise accrued through maturity. The Securities Purchase Agreement and notes include covenants regarding payment of interest, maintenance of our listing status, limitations on debt, maintenance of corporate existence, and filing of SEC reports. The notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the Securities Purchase Agreement and notes, with added default interest rates and associated cure periods applicable to the covenant regarding SEC reporting.

Registration Rights

In connection with the Securities Purchase Agreement and sale of the notes, we entered into the Registration Rights Agreement. Under such agreement, we are obligated to file a registration statement on Form S-3 with the SEC registering the resale of all of the shares of common stock issuable upon conversion of the notes within 20 days prior to the maturity date of the notes or within 30 days following optional conversion. In addition, we are obligated to have the registration statement declared effective within 70-100 days following the filing depending on whether we receive comments from the SEC. If the registration statement filing is delayed or the registration statement is not declared effective within the foregoing time frames, or if the registration statement is not available to Total G&P for 20 or more consecutive days or 40 or more total days during any 12-month period during the effectiveness period, we are required to make certain monthly payments to Total G&P.

Private Placement Financings

Common Stock Offerings

In 2012 and the first quarter of 2013 we completed several private placements of our common stock to investors that included members of the Board and parties related to them.

February 2012 Offering. In February 2012, we sold an aggregate of 10,160,325 shares of our common stock to various investors for an aggregate purchase price of approximately $58.7 million. Participation in this offering by directors and parties related to them is provided in the table below. In connection with this transaction, we entered into an agreement with certain of the investors that included a commitment on the part of Biolding (an entity affiliated with our director, HH) to purchase additional shares of our common stock for an additional $15 million upon satisfaction by us of criteria associated with the commissioning of our production plant at Paraíso Bioenergia in Brazil by March 2013. Additionally, the agreement granted (i) to each of Biolding, Naxyris SA and Maxwell the right to designate a director to serve on the Board and (ii) to each of Biolding, Naxyris SA, Maxwell and Sualk Capital Ltd certain rights to invest in existing and future joint ventures established by us and a right of first investment in certain future transactions involving the sale of our securities or other capital raising efforts by us.

We also entered into Amendment No. 1 to Amended and Restated Investors’ Rights Agreement (“Amendment 1” and the underlying agreement, as amended, the “Rights Agreement”). Under the Rights Agreement, certain holders of our outstanding securities can request the filing of a registration statement under the Securities Act, covering the shares of common stock held by (or issued upon conversion of other Amyris securities held by) the requesting holders. Further, under the Rights Agreement, if we register securities for public sale, our stockholders with registration rights under the Rights Agreement have the right to include their shares of common stock in the registration statement. Additionally, holders of our outstanding securities with registration rights under the Rights Agreement can request that we register all or a portion of their common stock on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $2,000,000. Amendment 1 extended such rights under the Rights Agreement to the common stock sold in the offering and to participants in the offering who were not already party to the Rights Agreement, and extended the term of the Rights Agreement to February 23, 2017.

May 2012 Offering. In May 2012, we sold an aggregate of 1,736,100 shares of our common stock to certain non-employee directors and related parties for aggregate gross proceeds of approximately $4.1 million. Participation in this offering by directors and parties related to them is provided in the table below.

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December Offering. In December 2012, we sold an aggregate of 14,177,849 shares of our common stock to various investors for aggregate proceeds of approximately $42.25 million ($37.25 million in new cash). A portion of such shares were issued Total G&P in exchange for cancellation of approximately $5.0 million of an outstanding senior unsecured convertible promissory note previously issued by us to Total G&P as described above under “Total Transactions.” Participation in this offering by directors and parties related to them is provided in the table below. In connection with this transaction, we entered into a letter agreement with Biolding. Under such agreement, we acknowledged that Biolding’s investment of $10.0 million in this offering represented partial satisfaction of Biolding’s preexisting contractual obligation to fund $15.0 million upon our satisfaction of certain criteria associated with the commissioning of our production plant at Paraíso Bioenergia in Brazil. Pursuant to the letter agreement, Biolding would invest the remaining $5.0 million no later than March 31, 2013 following satisfaction of the criteria relating to such plant, and such $5.0 million investment would satisfy the remainder of Biolding’s preexisting contractual obligation to fund $15.0 million. We also entered into Amendment No. 2 to Amended and Restated Investors’ Rights Agreement (“Amendment 2”). Amendment 2 extended the rights under the Rights Agreement to the common stock sold in the offering.

March 2013 Offering. In March 2013, Biolding completed its final $5.0 million investment under our letter agreements with Biolding described above. We sold 1,533,742 shares to Biolding in this private placement.

Participation in Common Stock Offerings by Related Parties.

In the May 2012 offering, we sold common stock directly to Ralph Alexander, Arthur Levinson and Patrick Pichette, each of whom is a member of the Board. We also sold common stock to certain entities related to other directors as shown in the table below.

Although none of our executive officers or directors purchased common stock directly in the February 2012, December 2012 and March 2013 offerings, entities affiliated with certain directors did participate:

•	Biolding, an affiliate of our director, HH, purchased shares in such offerings; also, pursuant to a February 2012 agreement described above, HH was appointed to the Board in March 2012.

•	Total G&P and Maxwell, each a beneficial owner of more than 5% of our outstanding common stock at the time of the transactions and, in the case of Total G&P, an affiliate of our director, Mr. Boisseau, purchased shares of our common stock in both the February 2012 and the December 2012 offerings; in addition, Maxwell’s Board designee (pursuant to the February 2012 agreement), Nam-Hai Chua, was serving on the Board at the time of the December 2012 offering.

•	Naxyris SA and TPG Biotechnology Partners II, L.P., each a beneficial owner of more than 5% of our outstanding common stock at the time of the December 2012 offering, purchased shares in the December 2012 offering; in addition, Naxyris SA’s Board designee (pursuant to the February 2012 agreement), Carole Piwnica, was serving on the Board at the time of both the February 2012 and the December 2012 offerings, and Geoffrey Duyk, a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P., was serving on the Board at the time of the December 2012 offering.

•	Foris Ventures LLC and Sualk Capital Ltd, entities affiliated with our existing directors, John Doerr and Fernando de Castro Reinach, respectively, purchased shares of our common stock in both the February 2012 and December 2012 offerings; in addition, Sualk Capital Ltd’s Board designee (pursuant to the February 2012 agreement), Dr. Reinach, was serving on the Board at the time of the December 2012 offering.

The terms of the purchases described above were the same for all investors in the offerings. The following table shows the common stock purchased or deemed to be purchased during 2012 by our executive officers, directors and holders of more than 5% of our outstanding common stock at the time of the transaction:

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	February 2012 Offering		May 2012 Offering		December 2012 Offering		All Offerings
Name	Shares of Common Stock (#)	Aggregate Purchase Price ($)	Shares of Common Stock (#)	Aggregate Purchase Price ($)	Shares of Common Stock (#)	Aggregate Purchase Price ($)	Shares of Common Stock (#)	Aggregate Purchase Price ($)
Ralph Alexander	—		21,186	49,998.96	—	—	21,186	49,998.96
Biolding Investment SA(1)	2,595,155	14,999,995.90	—	—	3,355,704	9,999,997.92	5,950,859	24,999,993.82
Foris Ventures, LLC(2)	865,051	4,999,994.78	211,864	499,999.04	1,677,852	4,999,998.96	2,754,767	10,499,992.78
Arthur Levinson	—	—	211,864	499,999.04	—	—	211,864	499,999.04
Maxwell (Mauritius) Pte Ltd(3)	2,595,155	14,999,995.90	—	—	5,033,557	14,999,999.86	7,628,712	29,999,995.76
Naxyris SA(4)	1,730,103	9,999,995.34	1,271,186	2,999,998.96	1,677,852	4,999,998.96	4,679,141	17,999,993.26
Patrick Pichette	—	—	20,000	47,200.00	—	—	20,000	47,200.00
Sualk Capital Ltd(5)	86,505	499,998.90	—	—	83,892	249,998.16	170,397	749,997.06
Total Gas & Power USA, SAS(6)	2,288,356	13,226,697.68	—	—	1,677,852	4,999,998.96	3,966,208	18,226,696.64
TPG Biotechnology Partners II, L.P.(7)	—	—	—	—	671,140	1,999,997.20	671,140	1,999,997.20
Totals	10,160,325	58,726,678.50	1,736,100	4,097,196.00	14,177,849	42,249,990.02	26,074,274	105,073,864.52

(1)	HH indirectly owns Biolding. HH was designated to serve on our Board under an agreement with Biolding as described above under “Proposal 1 – Election of Directors”—“Arrangements Concerning Selection of Directors” and is deemed to beneficially own the shares acquired by such entity.
(2)	Mr. Doerr indirectly owns Foris Ventures, LLC and is deemed to beneficially own the shares acquired by such entity.
(3)	Dr. Chua was designated to serve on the Board under an agreement with Maxwell, as described above under “Proposal 1 – Election of Directors”—“Arrangements Concerning Selection of Directors.”
(4)	Ms. Piwnica was designated to serve on our Board under an agreement with Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar, as described above under “Proposal 1 – Election of Directors”—“Arrangements Concerning Selection of Directors.”
(5)	Dr. Reinach is the sole director of Sualk Capital Ltd. Dr. Reinach was designated to serve on our Board under an agreement with Sualk Capital Ltd as described above under “Proposal 1 – Election of Directors”—“Arrangements Concerning Selection of Directors” and is deemed to beneficially own the shares acquired by such entity.
(6)	Mr. Boisseau, one of our directors, is President, Supply-Marketing and a member of the Executive Committee of Total S.A., the ultimate parent company of Total G&P, and is deemed to beneficially own the shares owned by Total G&P.
(7)	Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P.
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Convertible Promissory Note Offering

In addition, in February 2012, we completed the closing of a sale of senior unsecured convertible promissory notes (the “Note Offering”) for net proceeds of US $25,000,000 pursuant to a securities purchase agreement with certain investment funds affiliated with Fidelity Investments Institutional Services Company, Inc. (“Fidelity”). At the time of the transaction, entities affiliated with Fidelity, including certain entities participating in the Note Offering, collectively beneficially owned more than 5% of our outstanding common stock. The Note Offering consisted of the sale of 3% senior unsecured convertible promissory notes with a March 1, 2017 maturity date and a conversion price equal to $7.0682 per share of common stock, which represents an 18% premium over the consolidated closing bid price of our common stock on NASDAQ on February 24, 2012, the day we entered into the securities purchase agreement. As of the closing of the Note Offering, the notes were convertible into an aggregate of up to 3,536,968 shares of our common stock. The conversion price of the notes is subject to adjustment for proportional adjustments to outstanding common stock and under anti-dilution provisions in case of certain dividends and distributions. The note purchasers have a right to require repayment of 101% of the principal amount of the notes in the event of a change of control of Amyris and the notes provide for payment of unpaid interest on conversion following such a change of control if the note holders do not require such repayment. The securities purchase agreement and notes include covenants regarding payment of interest, maintenance of our listing status, limitations on debt, maintenance of corporate existence, and filing of SEC reports. The notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the securities purchase agreement and notes, with default interest rates and associated cure periods applicable to the covenant regarding SEC reporting.

In connection with the Note Offering, we entered into a registration rights agreement with the note purchasers. Under this agreement, we were obligated to file a registration statement on Form S-3 with the SEC registering the resale of all of the shares of our common stock issuable upon conversion of the Notes. The registration statement has been filed and was declared effective as required. If the registration statement is not available to the note purchasers for 20 or more consecutive days or 40 or more days during any 12-month period, we are required to make certain monthly payments to the note purchasers.

Indemnification Arrangements

Please see “Executive Compensation—Limitation of Liability and Indemnification” above for information on our indemnification arrangements with our directors and executive officers.

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Executive Compensation and Employment Arrangements

Please see “Executive Compensation” for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

Investors’ Rights Agreement and Registration Rights Agreements

Please see “Transactions with Related Persons—Total Transactions” and “—Private Placement Financings” for information on the Rights Agreement and on registration rights agreements with certain entities affiliated with our directors or with holders of 5% or more of our outstanding common stock.

Related Person Transaction Policy

Our policy adopted by the Board requires that any transaction with a related party that must be reported under applicable SEC rules, other than compensation related matters, must be reviewed and approved or ratified by our Audit Committee. Another independent body of the Board must provide such approval or ratification if the related party is, or is associated with, a member of the Audit Committee or if it is otherwise inappropriate for the Audit Committee to review the transaction. The Audit Committee has not adopted policies or procedures for review of, or standards for approval of, these transactions.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and Intermediaries to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Amyris stockholders may be “householding” our proxy materials. A single copy of the Notice or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or other proxy materials, you may: (1) notify your broker; (2) direct your written request to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608 or to investor@amyris.com; or (3) contact Amyris Investor Relations at (510) 740-7481. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the documents was delivered.

Available Information

We will provide to any stockholder entitled to vote at our 2013 Annual Meeting of Stockholders, at no charge, a copy of our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on March 27, 2013, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://investors.amyris.com/index.cfm as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of Proxy Statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to Amyris Investor Relations, attention Joel Velasco, at investor@amyris.com, calling (510) 740-7481, or writing to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608.

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Incorporation of Information by Reference

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate herein the following information contained in or attached to our Annual Report on Form 10-K filed on March 27, 2013: (1) Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (2) Item 8 entitled “Financial Statements and Supplementary Data.”

Stockholder Proposals to be Presented at Next Annual Meeting

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2014, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 10, 2013. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2014 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not later than February 23, 2014 nor earlier than January 24, 2014.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Loeb

SVP, General Counsel and Secretary

Emeryville, California

April ___, 2013

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Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/amrs
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 8, 2013.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 8, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

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TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR all Proposals.

The Board of Directors recommends a vote FOR all of the following nominees.
1.	Election of the three Class III directors nominated	01	Philippe Boisseau	☐	Vote FOR all nominees	☐	Vote to WITHHELD
	by the Board of Directors to serve on the	02	John Doerr		(except as marked)		from all nominees
	Board of Directors for a three-year term.	03	Arthur Levinson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends a vote FOR the following proposal.
2.	Approve an amendment to the company’s certificate of incorporation to increase the number of total authorized shares from 105,000,000 to 205,000,000 and the number of authorized shares of common stock from 100,000,000 to 200,000,000.		☐	For	☐	Against	☐	Abstain

The Board of Directors recommends a vote FOR the following proposal.
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.		☐	For	☐	Against	☐	Abstain

Address Change? Mark box, sign, and indicate changes below:	☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

AMYRIS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 9, 2013

3:00 p.m. Pacific Time

5885 Hollis Street
Suite 100
Emeryville, California

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 9, 2013. The Proxy Statement and our 2012 Annual Report to Stockholders are available at http://www.allianceproxy.com/amyris/2013 proxy

PROXY FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMYRIS, INC.

The signer of this proxy hereby appoints John Melo, Steven Mills and Gary Loeb, and each of them, with full power of substitution, to represent the signer and to vote all of the shares of stock in Amyris, Inc. (the “Company”) that the signer is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company’s headquarters, 5885 Hollis Street, Suite 100, Emeryville, California on Thursday, May 9, 2013 at 3:00 p.m. Pacific Time and at any continuation, adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of all the nominees listed on the reverse side for the Board of Directors, and FOR Proposals 2 and 3.

See reverse for voting instructions.